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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CyrusOne Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2017

To our stockholders:

        You are cordially invited to attend the 2017 annual meeting of the stockholders of CyrusOne Inc., a Maryland corporation (the "Company" or "CyrusOne"), which will be held at the Ritz Carlton Hotel Dallas, located at 2121 McKinney Ave., Dallas, TX 75201, on April 28, 2017 at 10:30 a.m., local time. The purposes of the Annual Meeting are as follows:

  1.
  To elect eight directors, each to hold office until our 2018 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

  2.
  To consider and vote upon, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement ("Say-on-Pay");

  3.
  To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

  4.
  To transact such other business as may properly come before the annual meeting, including any postponement or adjournment of the meeting.

        You can vote if you were a stockholder of record as of the close of business on March 8, 2017.

        This year, we initiated the use of "Notice and Access" for delivery of proxy information to many stockholders, thereby capturing cost and environmental benefits. These stockholders will receive by mail a Notice Regarding the Availability of Proxy Materials on the Internet. The notice will contain instructions on how to view the proxy materials and vote online. The notice will also contain instructions on how to request paper copies of all proxy materials, if desired.

        Your vote is important to us.    We hope that you will attend the meeting, but whether or not you plan to attend, we want to make sure your shares are represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card.

By Order of the Board of Directors:

ROBERT M. JACKSON Executive Vice President, General Counsel and Secretary

2101 Cedar Springs Road
Suite 900
Dallas, Texas 75201
March 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to be Held on April 28, 2017:
The Company's Proxy Statement and Annual Report are available at:
http://www.envisionreports.com/CONE

CYRUSONE INC.
2017 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS

Q:    Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
The Board of Directors is soliciting proxies to be voted at our annual meeting. This year we have elected to distribute proxy materials to many stockholders via the Internet under the Securities and Exchange Commission's (SEC's) "Notice and Access" rules. On or about March 17, 2017, we mailed a Notice Regarding the Availability of Proxy Materials ("Notice") that contains information about our 2017 Annual Stockholders Meeting and instructions on how to view all proxy materials online. Also included are instructions on how to request a paper copy of the proxy materials.

Q:    Who is entitled to vote?

A:
All common stockholders of record as of the close of business on March 8, 2017, the record date, are entitled to notice of and to vote at the annual meeting and any postponement or adjournment of the meeting. As of the close of business on the record date, 87,847,109 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote at the annual meeting. There is no cumulative voting.

Q:    What is the quorum for the annual meeting?

A:
A quorum at the annual meeting will consist of the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter. No business may be conducted at the meeting if a quorum is not present, but the meeting may be adjourned to another date not more than 120 days after the original record date without notice other than announcement at the meeting.

Q:    How do I vote?

A:
If your shares are registered in your name with our transfer agent, Computershare Trust Company N.A., ("Computershare"), you are the "stockholder of record" of those shares and you may authorize a proxy to vote your shares by following the instructions listed on the Notice of Internet Availability. If you received a proxy card, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described on the proxy card. In addition, you can always come to the meeting and vote your shares in person.

  If your shares are held through a broker, bank or other nominee (held in street name), you will receive instructions from such entity that you must follow in order to have your shares voted. Most brokers, banks and other holders of record allow you to submit voting instructions by mail, telephone and on the internet. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting, and submit it with your vote.

  Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors: for each director nominee, for ratification of the appointment of the independent registered public accounting firm, and for the advisory vote to approve named executive officer compensation.

  Important: Only stockholders of record as of the close of business on the record date or their duly authorized proxy are entitled to attend the annual meeting and vote in person.

Q:    What am I voting on?

A:
The purpose of the annual meeting is to consider the following three proposals:

•
Proposal 1: To elect eight directors, each to hold office until our 2018 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

•
Proposal 2: To consider and vote upon, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement ("Say-on-Pay"); and

•
Proposal 3: To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the year ending December 31, 2017.

  We are not aware of any matters to be presented at the annual meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the person named in the accompanying proxy will vote all proxies in their discretion. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Q:    What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:
Proposal 1: Election of Eight Directors: The election of the eight director nominees must be approved by a plurality of the votes cast. However, as a condition to being nominated, each director nominee has agreed to offer to resign if he or she receives a greater number of votes "withheld" than votes "for" his or her election.

  Proposal 2: Say-on-Pay: The approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers requires the affirmative vote of a majority of the votes cast on the matter.

  Proposal 3: Ratification of Independent Auditor: Ratification of the appointment of Deloitte as our independent public registered accounting firm requires the affirmative vote of a majority of the votes cast on the matter.

  If you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be permitted to vote your shares in their discretion on the election of directors or the advisory vote to approve executive compensation, but may still be permitted to vote your shares in their discretion on the ratification of the independent registered public accounting firm.

Q:    How are abstentions and broker non-votes treated?

A:
Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. However, broker non-votes and abstentions will have no impact on the outcome of any of the three proposals, as they are not counted as votes cast. A broker non-vote is a vote that is not cast on a non-routine matter by a broker that is present (in person or by proxy) at the meeting because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner.

Q:    Who has paid for this proxy solicitation?

A:
We are providing these proxy materials in connection with the solicitation by the Company's Board of Directors of proxies to be voted at our Annual Meeting. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We have retained Okapi Partners to assist in the solicitation of proxies for a fee of $9,500 plus reimbursement of expenses. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:    May stockholders ask questions at the annual meeting?

A:
Yes. There will be time allotted at the end of the meeting when our representatives will answer appropriate questions from the floor.

Q:    How many copies should I receive if I share an address with another stockholder?

A:
The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other nominee, to implement a delivery procedure called "householding." Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

  Our Company and some brokers, banks or other nominees may be householding our proxy materials. A single set of our proxy materials, including the proxy statement and our annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Separate proxy cards will be included for each stockholder at the address. Once you have received notice from your broker, bank or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders of record may revoke their consent at any time by contacting Robert M. Jackson, Executive Vice President, General Counsel and Secretary, either by calling toll-free (855) 564-3198 or by writing to 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201, Attention: Corporate Secretary. If you hold your shares through a broker, bank or other nominee holder of record, you should contact your holder of record to revoke your consent.

  Upon written or oral request, we will promptly deliver a separate copy of our proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, you may either call (855) 564-3198 or send a written request to CyrusOne Inc., 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201, Attention: Robert M. Jackson, Corporate Secretary. In addition, if you are receiving multiple copies of our proxy materials, you can request householding by contacting our corporate secretary in the same manner.

Q:    What does it mean if I receive more than one set of proxy materials?

A:
It means that you have multiple accounts with our transfer agent or with brokers. Please submit all of your proxies over the internet, following the instructions provided on your proxy cards, by mail or by telephone to ensure that all of your shares are voted.

Q:    Can I change my vote after I have voted?

A:
If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must deliver later-dated proxy instructions, advise the Corporate Secretary in writing before the proxies vote your shares at the meeting, or attend the meeting and vote your shares in person.

Q:    Can I find additional information on the Company's website?

A:
Yes. Our website is located at www.cyrusone.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our Board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of business conduct and ethics and each of the charters of our Board committees may be obtained free of charge by writing to CyrusOne Inc., 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201, Attention: Robert M. Jackson, Corporate Secretary.

 PROPOSAL 1: ELECTION OF EIGHT DIRECTORS

        At the 2017 annual meeting, we are asking our stockholders to elect the eight directors named in this proxy statement to serve until the 2018 annual meeting and until their successors are duly elected and qualified.

        The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following eight nominees to serve as directors: Gary J. Wojtaszek, David H. Ferdman, John W. Gamble, Michael A. Klayko, T. Tod Nielsen, Alex Shumate, William E. Sullivan and Lynn A. Wentworth (the "Nominees"). All of the Nominees currently serve as directors. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any Nominee is unable to serve or declines to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the Board of Directors, or the Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, may reduce the size of the Board and number of nominees.

        The Board of Directors recommends a vote FOR each Nominee.

Nominees for Election to the Board of Directors

        The biographical descriptions below set forth certain information with respect to each of the eight Nominees for election as a director at the annual meeting. The Board has identified specific attributes of each Nominee that the Board has determined qualify that person for service on the Board.

Gary J. Wojtaszek, Age 50
Director Since: July 2012

Board Committees: Executive

Qualifications: Mr. Wojtaszek is our Chief Executive Officer and brings to our Board of Directors critical knowledge and understanding of the data center industry coupled with an in-depth understanding of the Company's business and capital structure.	Gary J. Wojtaszek is our President and Chief Executive Officer and has served as a member of our Board of Directors since July 2012. Mr. Wojtaszek was appointed to the Board of Directors of Cincinnati Bell Inc. ("CBI") on July 29, 2011 and was named President of CyrusOne effective August 5, 2011. Upon consummation of our initial public offering, Mr. Wojtaszek resigned as a member of the Board of Directors of CBI. Prior to becoming the President of CyrusOne in August 2011, Mr. Wojtaszek served as Chief Financial Officer of CBI beginning July 2008 and as Senior Vice President, Treasurer and Chief Accounting Officer for the Laureate Education Corporation in Baltimore, Maryland from 2006 to 2008. Prior to that, Mr. Wojtaszek worked from 2001 to 2008 at Agere Systems, the semiconductor and optical electronics communications division of Lucent Technologies, which was subsequently spun-off through an initial public offering. While at Agere Systems, Mr. Wojtaszek worked in a number of finance positions, ultimately serving as the Vice President of Corporate Finance, overseeing all Controllership, Tax and Treasury functions. Mr. Wojtaszek started his career in General Motors Company's New York treasury group and joined Delphi Automotive Systems as the regional European treasurer in connection with the initial public offering and spin-off of Delphi Automotive Systems from General Motors.

David H. Ferdman, Age 49
Director Since: January 2013

Board Committees: None

Qualifications: Mr. Ferdman brings to our Board of Directors a comprehensive understanding of our business coupled with extensive experience in the data center industry.	Mr. Ferdman was the founder of CyrusOne and served as President and Chief Executive Officer from 2000 until its acquisition by Cincinnati Bell in June 2010. Mr. Ferdman served as the President until August 2011 and served as the Chief Strategy Officer until January 2013. Upon consummation of our initial public offering, Mr. Ferdman resigned from his employment with the Company. Prior to founding CyrusOne, Mr. Ferdman was the Chief Operating Officer and co-founder of UWI Association Programs (d/b/a Eclipse Telecommunications), a facilities-based telecommunications service provider. As Chief Operating Officer of UWI, Mr. Ferdman was instrumental in the company's rapid growth, which culminated in its acquisition by IXC Communications (now part of Level 3 Communications Inc.) in 1998. Mr. Ferdman is also a director of Circuit of the Americas and Quality Uptime Services.

John W. Gamble, Jr., Age 54
Director Since: May 2014

Board Committees: Audit Committee (Chair) and Executive Committee

Qualifications: Mr. Gamble brings to our Board of Directors extensive knowledge regarding financial management and the information technology market.
Mr. Gamble is currently Corporate Vice President and Chief Financial Officer of Equifax Inc., where he is responsible for corporate finance, accounting, treasury, tax, internal audit and investor relations. From September 2005 to May 2014, Mr. Gamble was Executive Vice President and Chief Financial Officer for Lexmark International, Inc. In addition to corporate finance functions, he was responsible for Lexmark's investor relations, information technology, strategy and development, and internal audit and security functions. Prior to joining Lexmark, he was executive vice president and chief financial officer of Agere Systems, Inc. Mr. Gamble also served in finance leadership roles with AlliedSignal, Inc., and then Honeywell International, Inc., following the merger of the two entities. Earlier, Mr. Gamble served in a variety of finance capacities with General Motors. He began his career as an electrical engineer with Bethlehem Steel Corporation.

Michael A. Klayko, Age 62
Director Since: May 2016

Board Committees: Compensation Committee and Nominating and Corporate Governance

Qualifications: Mr. Klayko brings to our Board of Directors a comprehensive understanding of the technology and network solutions industry coupled with extensive experience as a director of other publicly-held technology companies.
Mr. Klayko has been Chief Executive Officer of MKA Capital, an investment company focusing on technology investments, since January 2013. From January 2005 until January 2013, Mr. Klayko served as Chief Executive Officer and served on the board of directors of Brocade Communications Systems, Inc., a comprehensive network solutions provider ("Brocade"). Previously, Mr. Klayko was Vice President of Worldwide Sales at Brocade and also served as its Vice President of Marketing and Support and Vice President of OEM Sales. Additionally, Mr. Klayko has held management positions at Rhapsody Networks, McDATA, EMC, Hewlett-Packard Company and IBM. Mr. Klayko serves on the board of directors of Allscripts Healthcare Solutions, Inc., a healthcare information technology provider, and previously served on the board of directors of Brocade Communications Systems, Inc. (2005 through 2013), PMC-Sierra, Inc. (2012 through January 2016) and Bally Technologies (2014).

T. Tod Nielsen, Age 51
Director Since: January 2013

Board Committees: Compensation Committee (Chair)

Qualifications: Mr. Nielsen brings to our Board of Directors a strong technical background in software development, coupled with extensive management experience and knowledge of the information technology market.	Mr. Nielsen has served as the President and Chief Executive Officer and a member of the board of directors of FinancialForce, a private cloud ERP vendor, since January 2017. Mr. Nielsen served as Chief Executive Officer of Heroku, a cloud application development company that was acquired by Salesforce in 2011, and as Executive Vice President of Platform at Salesforce from June 2013 to June 2016. Prior to that, Mr. Nielsen was Co-President, Applications Platform Group at VMware, Inc. Mr. Nielsen served as VMware's Chief Operating Officer from January 2009 to January 2011. Prior to that, he served as President and Chief Executive Officer of Borland Software Corporation from November 2005 to December 2008. From June 2005 to November 2005, Mr. Nielsen served as Senior Vice President, Marketing and Global Sales Support for Oracle Corporation, an enterprise software company. From August 2001 to August 2004, he served in various positions at BEA Systems, Inc., a provider of application infrastructure software, including Chief Marketing Officer and Executive Vice President, Engineering. Mr. Nielsen also spent 12 years with Microsoft Corporation in various roles, including General Manager of Database and Developer Tools, Vice President of Developer Tools, and at the time of his departure, Vice President of Microsoft's platform group. Mr. Nielsen is a current director of BTI Systems, and former director of MyEdu Corp., Fortify Software and Club Holdings, LLC.

Alex Shumate, Age 66
Director Since: January 2013

Board Committees: Chairman of the Board and Lead Independent Director, Nominating and Corporate Governance Committee and Executive Committee

Qualifications: Mr. Shumate brings to our Board of Directors demonstrated managerial ability and a thorough understanding of the principles of good corporate governance.
Mr. Shumate has served as the Managing Partner, North America, of Squire Patton Boggs (US) LLP, an international law firm, since 2009. Mr. Shumate joined Squire Patton Boggs in 1988 and served as the Managing Partner of its Columbus, Ohio office from 1991 to 2009. Mr. Shumate is also Chairman of the Board of Trustees of The Ohio State University, where he is serving his third term as a trustee, and a director of The J.M. Smucker Company. He previously served as a director of the Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, of Nationwide Financial Services from 2002 until its acquisition in 2009, and of Cincinnati Bell from 2005 to January 2013. Prior to joining Squire Patton Boggs, Mr. Shumate served as chief counsel and deputy chief of staff to the Governor of the State of Ohio and as assistant attorney general, State of Ohio.

William E. Sullivan, Age 62
Director Since: January 2013

Board Committees: Nominating and Corporate Governance Committee (Chair) and Audit Committee

Qualifications: Mr. Sullivan brings to our Board of Directors a comprehensive understanding of the commercial real estate industry coupled with extensive real estate investment trust ("REIT") management experience.	Mr. Sullivan has served as the Chief Financial Officer and Treasurer for Purdue University in Indiana since June 2014. Mr. Sullivan served as the Chief Financial Officer of ProLogis Inc., a REIT operating as an owner, manager and developer of distribution facilities, from March 2007 to May 2012. Prior to joining ProLogis, Mr. Sullivan was the founder and President of Greenwood Advisors, Inc., a private financial consulting and advisory firm, from 2005 to 2007. Prior to that, Mr. Sullivan served as the Chairman (2001 to 2007) and Chief Executive Officer (2001 to 2005) of SiteStuff, Inc., a procurement solutions company specializing in real estate property and facility management. Mr. Sullivan worked for Jones Lang LaSalle, and its predecessor, LaSalle Partners, in a variety of positions from 1984 to 2001, including as Chief Financial Officer from 1997 to 2001 and as a member of the Board of Directors from 1997 to 1999. Prior to joining Jones Lang LaSalle, he was a member of the Communications Lending Group of the First National Bank of Chicago and also served as a member of the tax division of Ernst & Ernst LLP, a predecessor to Ernst & Young LLP. Mr. Sullivan has also served as a director and audit committee chairman of Jones Lang LaSalle Income Property Trust, Inc. since September 2012 and as a director of Club Corp. since August 2013.

Lynn A. Wentworth, Age 58
Director Since: October 2014

Board Committees: Audit Committee and Compensation Committee

Qualifications: Ms. Wentworth brings to our Board of Directors extensive knowledge regarding complex financial, accounting and corporate governance matters affecting large corporations.
Ms. Wentworth served as Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (a building products distributor) from 2007 until her retirement in 2008. Prior to joining BlueLinx, she served as Vice President and Chief Financial Officer for BellSouth Corporation's Communications Group and held various other positions at BellSouth from 1985 to 2007. She began her career at Coopers & Lybrand, where she served in both the audit and tax divisions. She is a certified public accountant licensed in the state of Georgia. She is a director and chair of the Audit and Finance Committee of Cincinnati Bell and is also a director and chair of the Audit Committee of Graphic Packaging Holding Company.

Biographical Information Regarding Executive Officers Who Are Not Directors

Diane M. Morefield, Age 58 Executive Vice President and Chief Financial Officer	Diane M. Morefield has served as our Executive Vice President and Chief Financial Officer since November 2016. Prior to joining CyrusOne, from 2010 until 2015, she served as the Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts, a NYSE listed REIT, where she was responsible for the Company's accounting, finance, capital markets, tax, investor relations and IT. She was also a member of the Company's Executive Management Committee that oversaw the strategy and investment activity for the company. Prior to joining Strategic Hotels, Ms. Morefield served in a variety of financial, operating and investor relations roles for leading real estate organizations. From 2007 to 2009, she was the Chief Financial Officer of Equity International, a private equity firm controlled by Sam Zell, which invests in international real estate companies. From 1997 to 2006, Ms. Morefield was a senior officer with Equity Office Properties Trust, a publicly traded REIT, where she served as Regional Senior Vice President for EOP's Midwest region. Previously, Ms. Morefield was Senior Vice President—Investor Relations at EOP, and was responsible for all investor and public relations. Ms. Morefield earned a BS in accountancy from the University of Illinois and a MBA from the University of Chicago. She is a CPA. Ms. Morefield is on the Board of Directors for Spirit Realty Capital, where she also serves as the Audit Committee Chair. Spirit Realty is a triple-net lease REIT.
Amitabh Rai, Age 56 Senior Vice President and Chief Accounting Officer

Amitabh Rai has served as our Senior Vice President and Chief Accounting Officer since July 2015. From 2007 to 2015, Mr. Rai was employed by Laureate Education Inc. ("Laureate"), a global leader in providing higher education, including serving as Senior Vice President and Chief Accounting Officer from 2008 until 2015. Prior to joining Laureate, from 2003 to 2007 Mr. Rai was the Vice President, Corporate Controller and Principal Accounting Officer of Remy International, Inc. ("Remy"). Before joining Remy in 2003, Mr. Rai spent 13 years with Sensient Technologies Corporation.

Venkatesh S. Durvasula, Age 50 Chief Commercial Officer

Venkatesh S. Durvasula has served as our Chief Commercial Officer, overseeing strategy, marketing and sales since October 2012. Prior to joining CyrusOne, Mr. Durvasula served as the Chief Marketing and Business Officer of Quality Technology Services ("QTS") from March 2010 through April 2012. Prior to QTS, he was a co-founder and Chief Operating Officer of NYC-Connect, a privately-held interconnection business that was sold to Digital Realty Trust, Inc. and Telx in 2007. Following that sale, Mr. Durvasula served as the Chief Marketing Officer at Telx until August 2009. Prior to NYC-Connect, Mr. Durvasula served as Vice President of Sales at AboveNet, Inc.

Robert M. Jackson, Age 49 Executive Vice President, General Counsel and Secretary

Robert M. Jackson has served as Executive Vice President, General Counsel and Secretary since August 2015. Prior to joining CyrusOne, he served as Executive Vice President and Chief Administrative Officer of Storage Post, a privately held owner and operator of self-storage facilities, headquartered in Atlanta, Georgia, from April 2014 to July 2015. Prior to that, from December 2004 to September 2012, Mr. Jackson was Senior Vice President, General Counsel and Corporate Secretary of Cousins Properties Incorporated. He was previously a partner at Troutman Sanders LLP, an international law firm headquartered in Atlanta, Georgia.

Kevin L. Timmons, Age 51 Chief Technology Officer

Kevin L. Timmons has served as our Chief Technology Officer since October 2011. Prior to joining CyrusOne, he led Microsoft's global data center team as General Manager, Data Center Services from 2009 to 2011. Prior to that, Mr. Timmons held several positions between 1999 and 2009 within the operations team at Yahoo! Inc. Mr. Timmons originally joined Yahoo! via the GeoCities acquisition in 1999 as Director of Operations. He was then promoted to Senior Director in 2000, and assumed the role of Vice President, Operations in 2006.

Corporate Governance Profile

        Notable features of our corporate governance structure include the following:

  •
  the Board of Directors is not classified; instead, each of our directors is subject to re-election annually;

  •
  as a condition to being nominated, each director nominee must agree to offer to resign if he or she receives a greater number of votes "withheld" than votes "for" his or her election as a director;

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  the Board has separated the positions of Chairman and CEO, with an independent director serving as Chairman;

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  we have opted out of the control share acquisition statute of the Maryland General Corporation Law;

  •
  our Bylaws may be amended by the vote of a majority of our stockholders;

  •
  each of our directors, other than Mr. Wojtaszek, our president and CEO, is "independent" within the meaning of the NASDAQ listing standards;

  •
  our independent directors meet regularly in executive sessions without the presence of management;

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  each of the members of the Audit, Compensation and Nominating and Corporate Governance Committees is independent within the meaning of the NASDAQ listing standards;

  •
  each of the members of the Audit Committee and the Compensation Committee meet the heightened independence standards within the meaning of the NASDAQ listing standards for service on those committees; and;

  •
  each member of the Audit Committee qualifies as an "Audit Committee financial expert" as defined by the SEC.

Board Leadership

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the Board of Directors considers its leadership structure on an annual basis.

        The Board of Directors may designate a chairman of the Board, who may or may not be an executive chairman. Since June 2014, Alex Shumate has served as our Chairman of the Board of Directors. Based on its most recent review of our leadership structure and the needs of the Company, the Board continues to believe that having Mr. Shumate serving in this position is optimal because it provides our Company with strong, effective and consistent leadership. Furthermore, our corporate governance guidelines provide that it is the Board's general policy that the positions of Chairman of the Board and Chief Executive Officer should be separate persons as an aid to the Board's oversight of management. The corporate governance guidelines also require a lead independent director, which since June 2014 has been Mr. Shumate.

        In considering its leadership structure, the Board has taken a number of factors into account. The Board, which consists of a majority of independent directors, exercises a strong, independent oversight function. The Audit, Compensation and Nominating and Corporate Governance Committees being comprised entirely of independent directors enhances this oversight function. A number of Board and committee processes and procedures, including regular executive sessions of independent directors and a regular review of our executive officers' performance, provide substantial independent oversight of our management's performance. Finally, under our Bylaws and corporate governance guidelines, the Board has the ability to change its structure, should it deem doing so to be appropriate and in the best interests of our Company. The Board believes that these factors provide the appropriate balance between the authority of those who oversee our Company and those who manage it on a day-to-day basis.

        The Chairman of the Board presides at all meetings of the Board of Directors, unless otherwise prescribed. The Chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our Bylaws or by the Board of Directors.

Director Independence

        In accordance with the corporate governance listing standards of NASDAQ and our corporate governance guidelines, the Board, upon the recommendation of the Nominating and Corporate Governance Committee that is comprised solely of independent members, affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, and other information including the matters set forth in this proxy document under the caption "Certain Relationships and Related Transactions," the Board evaluates whether any director has any material relationship with CyrusOne, either directly or as a partner, stockholder or officer of an organization that has a relationship with CyrusOne, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Based on these standards, the Board affirmatively determined that each of the following directors has no relationship with CyrusOne, except as a director and stockholder, and is independent: David H. Ferdman, John W. Gamble, Michael A. Klayko, T. Tod Nielsen, Alex Shumate, William E. Sullivan and Lynn A. Wentworth.

        The Board determined that Gary J. Wojtaszek is not independent because he is the President and Chief Executive Officer of CyrusOne.

Board Meetings

        In 2016, the Board of Directors held eleven meetings, the Audit Committee held nine meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held five meetings. Each director attended over 75% of the Board meetings and each director's respective committee meetings in 2016.

        Although we do not have a policy requiring directors' attendance at annual meetings of stockholders, they are expected to do so. Each of our then-serving directors attended our 2016 annual meeting of stockholders.

        The Board of Directors regularly meets in executive session, without management present. Generally, these executive sessions follow after each quarterly meeting of the Board and each committee. In addition, the independent directors of the Board and the committees meet regularly in independent sessions without management or non-independent directors present. Alex Shumate, our Chairman and lead independent director, presides over such independent, non-management sessions of the Board. In 2016, the independent directors met at least twice in such independent sessions. As deemed necessary, directors also discuss matters informally between board and committee meetings.

Board Committees

        Under our corporate governance guidelines, the composition of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee must comply with the rules of the SEC and listing standards and other rules and regulations of NASDAQ, as amended or modified from time to time. Our corporate governance guidelines define "independent director" by reference to the rules of the SEC and rules, regulations and listing standards of NASDAQ, which generally deem a director to be independent if the director has no relationship that may interfere with the exercise of the director's independent judgment, and which further impose heightened requirements of independence for members of the Audit and Compensation Committees. Our Board of Directors may from time to time establish other committees to facilitate the management of our Company.

        Audit Committee.    The Audit Committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The Audit Committee selects, assists and meets with the independent auditor, oversees each annual audit and quarterly review, discusses with management disclosures relating to our internal controls over financial reporting and prepares the report that federal securities laws require be included in our annual proxy statement. Mr. Gamble is the chair of the Audit Committee. Mr. Sullivan and Ms. Wentworth also serve as members of our Audit Committee. The Board has determined each of Mr. Gamble, Mr. Sullivan and Ms. Wentworth to be an audit committee financial expert. Each member of the Audit Committee has been determined to be independent in accordance with the NASDAQ listing standards applicable to service on audit committees. The Audit Committee operates pursuant to a written charter.

        Compensation Committee.    The Compensation Committee reviews and makes recommendations to our Board of Directors regarding the compensation and benefits of our executive officers, administers and makes recommendations to our Board of Directors regarding our compensation and stock incentive plans, and produces an annual report on executive compensation for inclusion in our proxy statement. Mr. Nielsen is the chair of the Compensation Committee. Mr. Klayko and Ms. Wentworth also serve as members of our Compensation Committee. Each member of the Compensation Committee has been determined to be independent in accordance with the NASDAQ listing standards applicable to service on compensation committees. The Compensation Committee operates pursuant to a written charter. In 2016, the Compensation Committee engaged Christenson Advisors to assist it in the performance of its duties and to make recommendations to the Compensation Committee with respect to director and executive compensation. In engaging the compensation consultant, the Compensation Committee considered the consultant's independence and actual or potential conflicts of interest. In connection with this review, the Compensation Committee solicited information regarding work for the Company, fees paid, relationships with members of the Board or management, ownership of Company stock and other information. The Compensation Committee is not aware of any conflicts of interest or other matters that affected the consultant's independence.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee develops and recommends to our Board of Directors a set of corporate governance guidelines, a code of business conduct and ethics and related Company policies and periodically reviews and recommends updates and changes to such guidelines, code and policies to the Board of Directors, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NASDAQ, establishes criteria for prospective members of our Board of Directors and conducts candidate searches and interviews. Mr. Sullivan is the chair of the Nominating and Corporate Governance Committee. Messrs. Klayko and Shumate also serve as members of our Nominating and Corporate Governance Committee. Each of the Committee members has been determined to be independent in accordance with the applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee operates pursuant to a written charter.

Role of the Board in Risk Oversight

        One of the key functions of the Board of Directors is informed oversight of our risk management process. The Board of Directors administers this oversight function directly, with support from the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to their respective areas of oversight. In particular, among other things, the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Audit Committee also monitors compliance with the Company's policy on related party transactions, and our executives' compliance with the Company's code of business conduct and ethics. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines.

Nomination of Directors

        Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders, and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from any qualified individual or group, including, but not limited to, stockholders, the incumbent directors and members of management. The Committee has, and may in the future, engage the services of third-party search firms to assist in identifying or evaluating director candidates.

        The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole, its committees, and of each individual director and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Directors considers director candidates based on a number of attributes including:

  •
  Established leadership reputation in his/her field;

  •
  Reputation for good business judgment;

  •
  Active in business;

  •
  Knowledge of business on a national/global basis;

  •
  Meets high ethical standards;

  •
  Commitment to regular Board/committee meeting attendance;

  •
  The candidate's familiarity with data center facilities and operations; and

  •
  Whether the candidate would contribute to the gender, racial and/or geographical diversity of the Board.

        Candidates also are evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function. As noted immediately above, diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates. A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The Nominating and Corporate Governance Committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the Board of Directors.

        The Nominating and Corporate Governance Committee will consider appropriate candidates for directors recommended by a stockholder of our Company. The Nominating and Corporate Governance Committee will evaluate director candidates submitted by our stockholders on the same basis as any other director candidates. We did not receive any recommendations of director candidates or director nominations by stockholders for the 2017 annual meeting.

        Recommendations for nominations should be addressed to CyrusOne Inc., 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201, Attention: Robert M. Jackson, Corporate Secretary, indicating the candidate's qualifications and other relevant biographical information and providing confirmation of the candidate's consent to serve as a director, if elected. Stockholders may also nominate qualified individuals for election to the Board of Directors by complying with the advance notice and other requirements of our Bylaws regarding director nominations. These requirements are also described under the caption "Stockholder Proposals."

Majority Voting Resignation Policy for Election of Directors

        Our corporate governance guidelines provide that, as a condition to nomination, each director will agree to offer to resign if at a meeting of the stockholders relating to an uncontested election, the director receives a greater number of votes "withheld" than votes "for" such election. The Nominating and Corporate Governance Committee will consider the offer and recommend to the Board whether to accept or reject the offer to resign within 60 days following the certification of the stockholder vote. No later than 90 days following the certification of the stockholder vote, the Board will decide whether to accept the offer to resign. Any director who offers to resign is prohibited from participating in the Nominating and Corporate Governance Committee's deliberations or recommendation, or in the Board's deliberations and determination, regarding whether to accept his or her offer of resignation.

Compensation Committee Interlocks and Insider Participation

        There are no Compensation Committee interlocks and none of our employees participate on the Compensation Committee.

Board Compensation for 2016

        Each of our directors who is not an employee of our Company or our subsidiaries receives compensation for service as a director as follows: (i) an annual grant of restricted stock with a grant-date fair value of $110,000 (increased to $125,000 beginning with the 2017 annual grant), which vests on the first anniversary of the grant date, and (ii) effective October 2016, an annual cash retainer of $75,000 ($175,000 for the Chairman of the Board). The chair of the Audit Committee receives an additional annual retainer of $25,000, the chair of the Compensation Committee receives an additional annual retainer of $20,000 and the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $15,000. Other members of the Audit and Compensation Committees receive an additional retainer of $10,000 and other members of the Nominating and Corporate Governance Committee receive an additional retainer of $7,500. We do not provide any per-meeting fees.

        The following table summarizes the compensation that we paid to our independent directors in 2016. Our CEO does not receive additional compensation for his service as a director, and his compensation for service as our CEO is disclosed in the Summary Compensation Table.

2016 Director Compensation Table

Name	Fees Earned ($)	Stock Awards ($)(1)	Total ($)
Alex Shumate	159,375	110,008	269,383
William E. Sullivan	91,250	110,008	201,258
Lynn A. Wentworth	85,000	110,008	195,008
T. Tod Nielsen	86,875	110,008	196,883
John W. Gamble, Jr.	90,000	110,008	200,008
David H. Ferdman	67,500	110,008	177,508
Michael A. Klayko	65,000	109,998	174,998

(1)
Reflects the aggregate grant date fair value of the restricted stock awards granted in 2016, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (FASB ASC 718). The assumptions used in the calculation of the grant date fair value are set forth in Note 17 to the financial statements in our annual report on Form 10-K, as amended, filed with the SEC on February 27, 2017.

        As of December 31, 2016, our non-employee directors held no stock options and the following number of unvested shares of restricted stock:

Name	Stock Awards (#)
Mr. Shumate	2,974
Mr. Sullivan	2,974
Ms. Wentworth	2,974
Mr. Nielsen	2,974
Mr. Gamble	2,974
Mr. Ferdman	2,974
Mr. Klayko	2,425

Corporate Governance Matters

        We have adopted corporate governance guidelines and a code of business conduct and ethics that applies to all of our executive officers and employees, and each member of the Board of Directors. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. The following documents are available at our website at www.cyrusone.com in the "Corporate Governance" area of the "Company-Investors" tab:

  •
  Corporate Governance Guidelines;

  •
  Code of Business Conduct and Ethics;

  •
  Audit Committee Charter;

  •
  Compensation Committee Charter; and

  •
  Nominating and Corporate Governance Committee Charter.

        Each committee reviews its written charter annually. Copies of the documents listed above are available in print to any stockholder who requests them. Requests should be sent to CyrusOne Inc., 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201, Attention: Robert M. Jackson, Corporate Secretary.

Communication with the Board of Directors

        Any party may contact the Board of Directors, any committee of the Board, the independent directors as a group, or any individual director(s), via mail at the address listed below.

  c/o [Board of Directors / independent directors / committee / individual director name]
  CyrusOne Inc.
  2101 Cedar Springs Road, Suite 900
  Dallas, Texas 75201

        Any party may contact the Board of Directors via e-mail at: boardofdirectors@cyrusone.com

        The Audit Committee has adopted a process for anyone to send communications to the Audit Committee with concerns or complaints concerning our Company's regulatory compliance, accounting, audit or internal controls. Any party may contact the Audit Committee via mail or email at the address listed below:

  Chair
  Audit Committee
  CyrusOne Inc.
  2101 Cedar Springs Road, Suite 900
  Dallas, Texas 75201
  auditcommittee@cyrusone.com

        Alternatively, anyone may call our toll-free ethics hotline at 1-866-822-4720.

        Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.

        In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded.

 PROPOSAL 2: SAY-ON-PAY

        To consider and approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement ("Say-on-Pay")

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires the Board of Directors to provide our stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our named executive officers as set forth in this proxy statement. This proposal is also referred to as the "Say-on-Pay" vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement.

        Our executive compensation program rewards performance, supports our business strategies, discourages excessive risk-taking, makes us competitive for top talent among our peers and other relevant enterprises, while at the same time aligns our executives' interests with the long-term interests of our stockholders. Our Compensation Discussion and Analysis and the related compensation tables, which begin on page 21 of this proxy statement, describe in detail the components of our executive compensation program and the process by which our Compensation Committee makes executive compensation decisions. Highlights of our program include the following:

  •
  Over 70% of the total target annual direct compensation for our CEO is performance-based, and thus at-risk and variable with our performance and stock price;

  •
  Multiple performance metrics are utilized to discourage excessive risk-taking, by removing any incentive to focus on a single performance goal to the detriment of other performance goals, and by balancing long-term and short-term objectives;

  •
  Equity plans prohibit re-pricing of stock options without stockholder approval;

  •
  We do not guarantee incentive compensation under our annual cash bonus plan or long-term incentive plan;

  •
  We support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved;

  •
  Clawback policies allow recovery of certain compensation payments and proceeds from executives in the event of a significant restatement of financial results;

  •
  Equity awards granted after June 2015 are subject to "double-trigger" change-in-control provisions;

  •
  We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits, except for certain gross-ups in connection with relocation consistent with our general employment policies; and

  •
  We do not provide special executive retirement programs.

        We design our compensation programs to motivate our executives to achieve our fundamental and overriding objective-to create value for our stockholders at leadership levels on a consistent basis.

        While the vote is non-binding, we highly value the opinions of our stockholders and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board of Directors recommends a vote
FOR the approval, on a non-binding, advisory basis, of the following resolution:

        "RESOLVED, that the stockholders of CyrusOne Inc. approve, on an advisory basis, the compensation of CyrusOne Inc.'s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and other related tables and disclosures."

 PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2017, and the Board of Directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee Charter, require the Company's independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Deloitte for ratification by stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte in the future. Deloitte has served as the Company's independent registered public accounting firm since August 2012.

Fee Disclosure

        The following is a summary of the fees billed by Deloitte for professional services rendered for the years ended December 31, 2016 and December 31, 2015:

	Year Ended December 31, 2016	Year Ended December 31, 2015
Audit Fees	$1,325,619	$1,075,846
Audit Related Fees	338,695	473,255
Tax Fees	31,410	17,299
All Other Fees	—	—

Total	$1,695,724	$1,566,400

  Audit Fees

        "Audit Fees" consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by Deloitte to be named in our registration statements and to the use of their audit report in the registration statements.

  Audit-Related Fees

        "Audit-Related Fees" consist of fees and related expenses for products and services other than services described under "Audit Fees" and "Tax Fees." These services included, among others, due diligence related to completed and potential acquisitions, accounting consultations that were not required by statute or regulation and consultations concerning financial accounting and reporting.

  Tax Fees

        "Tax Fees" consist of fees and related expenses billed for professional services for international tax compliance, advice and planning.

  Pre-Approval Policy

        All audit, tax and other services provided to us were reviewed and pre-approved by the Audit Committee or a member of the Audit Committee designated by the full committee to pre-approve such services. Generally, the scope of the work to be performed by Deloitte, and the proposed fees associated with the work, are reviewed by management. The proposed work and associated fees are then presented to the Audit Committee for review, and if deemed appropriate, approved. The Audit Committee in its discretion meets with both Deloitte and with management together and, if needed, separately, prior to giving its approval. For approval of minor adjustments to the scope of work or fees, the Committee in its discretion may delegate approval to its chair. The Audit Committee or designated member concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

        A representative of Deloitte will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

        The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2017.

 AUDIT COMMITTEE REPORT

        The following is a report by the Audit Committee regarding the responsibilities and functions of the Audit Committee.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors, in accordance with the Audit Committee Charter. Management is responsible for the preparation of the Company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company's independent registered public accounting firm, Deloitte, is responsible for expressing an opinion on the conformity of the Company's audited financial statements and financial statement schedules with accounting principles generally accepted in the United States of America.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and Deloitte the audited financial statements for the year ended December 31, 2016 contained in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2016, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and Deloitte the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Controls and Procedures" included in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2016.

        In addition, the Audit Committee received and discussed the written disclosures and the letter from Deloitte that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm's communications with the Audit Committee concerning independence, discussed with Deloitte the firm's independence from management and the Audit Committee, and discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 16, "Communications with Audit Committees".

        In reliance on the reviews and discussions referred to above, prior to the filing of the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2016 with the SEC, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors
John W. Gamble, Jr. (Chair) William E. Sullivan Lynn A. Wentworth

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions the Compensation Committee has made under those programs and policies with respect to our named executive officers, and the material factors the Compensation Committee considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading "Executive Compensation" you will find a series of tables and narrative disclosure containing specific data about the compensation earned in 2016 by the following individuals, to whom we refer as our named executive officers:

  •
  Gary J. Wojtaszek, our President and Chief Executive Officer;

  •
  Diane M. Morefield, our Executive Vice President and Chief Financial Officer;

  •
  Venkatesh S. Durvasula, our Chief Commercial Officer;

  •
  Kevin L. Timmons, our Chief Technology Officer;

  •
  Robert M. Jackson, our Executive Vice President, General Counsel and Corporate Secretary; and

  •
  Gregory R. Andrews, our former Chief Financial Officer.

Executive Summary

2016 Business and Financial Highlights

  •
  Total stockholder return ("TSR") in 2016 of 20.3%

  •
  2016 revenue: 32.5% increase over 2015

  •
  2016 Adjusted EBITDA*: 32% increase over 2015

  •
  2016 Normalized Funds From Operations (Normalized FFO*): 39% increase over 2015

  •
  Leased a Company record 642,000 Colocation Square Feet ("CSF"), representing an 88% increase over our previous record in 2015

  •
  Added 8 Fortune 1000 companies as customers, increasing the total number of Fortune 1000 customers to 181

  •
  On March 21, 2016, CyrusOne Inc. completed a public offering of 6.9 million shares of its common stock for $255.0 million, net of underwriting discounts of approximately $10.6 million. CyrusOne LP used the proceeds to acquire the Chicago-Aurora I data center from CME Group for $131.1 million and to fund its development pipeline

  •
  Completed the purchase of CME Group's suburban Chicago data center in Aurora, Illinois in March 2016, resulting in the acquisition of an approximately 428,000 square-foot facility data center serving the Chicago metropolitan region. In addition, CyrusOne acquired approximately 15 acres of land directly adjacent to the data center for future development

  •
  Completed construction on approximately 485,000 CSF and 84 megawatts (MW) of power capacity primarily in Northern Virginia, San Antonio, Phoenix, Dallas and Houston, increasing total CSF across 35 data centers to approximately 2,080,000 CSF.

*
Non-GAAP financial measures. For definitions of these terms and reconciliation to GAAP financial measures, please see Appendix A.

2016 Compensation

        Annual Incentive Plan Performance and Payouts.    In 2016, the revenue target under the annual incentive plan was set at 127% of 2015 revenue and the Company increased its revenue by 32.5% over 2015, exceeding its target under the annual incentive plan by $21.1 million, or 104% of target. Normalized FFO increased by 66% over 2015, or by $20.2 million over the target for 2016, which had been set at 127% of 2015 Normalized FFO. The Company's strong performance, together with achievement of individual performance goals, resulted in annual incentive payouts to our CEO and each of our other named executive officers at 144% of target. In addition, the Compensation Committee awarded a special additional bonus to Mr. Durvasula in the amount of $300,000 in recognition of the Company's record sales year and the successful acquisition and integration of the CME data center and to Mr. Jackson in the amount of $138,880 in recognition of external and internal pay alignment.

        Long-term Incentive Awards.    Long-term incentive awards granted in February 2016 consisted of a mix of performance-based restricted stock (58%), stock options (24%) and time-based restricted stock (18%) based on grant date fair value. The performance-based restricted stock vests based upon achievement of relative TSR goals (50% of the award) and achievement of return on asset (ROA) goals (50% of the award) over the 2016-2018 performance period. The stock option and time-based restricted stock components of the 2016 awards vest in three equal annual installments beginning in 2017. The performance targets and actual results for performance-based restricted stock awards that vested based on 2016 performance are discussed in the Narrative Disclosure to the 2016 Grants of Plan-Based Awards Table.

        2016 Retention Awards.    In February 2016, the Compensation Committee granted one-time, special awards of restricted stock to Messrs. Wojtaszek, Durvasula and Timmons, with a grant date fair value of $3,262,333, $2,509,513 and $1,706,460, respectively, in recognition of their contributions to the Company's performance since our IPO and to provide an additional retention incentive. These awards "cliff" vest in February 2019. The Compensation Committee, with input from its compensation consultant, determined that a one-time, special retention award to each of these executives was reasonable and warranted in light of, among other reasons, our 197% share price appreciation since our IPO through December 31, 2015, our total stockholder return performance relative to other REITs, and their outstanding leadership, individual performance and strategic vision, as well as to provide an additional retention incentive based on the high demand for executive talent in the marketplace and to mitigate the impact of the vesting of their founders restricted stock grants in January 2016.

Compensation Philosophy and Governance Highlights

        Our fundamental objective is to create value for stockholders, on a consistent long-term basis. Our compensation philosophy is to support value creation for our stockholders by attracting and retaining talented executives with competitive pay packages, to align the compensation for our senior executives to sustainable, consistent, balanced growth and to achievement of specific short- and long-term goals set by the Compensation Committee. We use a combination of compensation programs to incent our senior executives to achieve growth and value creation over the short- and long-term. We use a short-term incentive plan to reward executives for achievement of annual business goals set by the Compensation Committee. We use a long-term incentive program to reward executives for achievement of three-year business goals set by the Compensation Committee. Our other compensation governance highlights include:

  •
  We align pay with performance while mitigating undue risk.

  •
  We hold annual advisory votes on the compensation of our named executive officers.

  •
  The Compensation Committee is composed solely of independent directors.

  •
  We have stock ownership guidelines for our executive officers, including the named executive officers, and our independent directors.

  •
  We have a compensation clawback policy that permits the Company to recoup executive compensation in the event of a material financial misstatement.

  •
  The exercise price of options granted under the Plan may not be less than the closing price of our common stock on the date of grant.

  •
  Our named executive officers participate in the same welfare benefit programs at the same cost as other salaried employees.

  •
  Beginning with agreements executed or awarded in July 2015, our named executive officers' employment agreements and equity awards include double-trigger change-in-control severance benefits.

  •
  We provide limited perquisites.

  •
  We require a minimum vesting period of at least one year following the grant date for 95% of equity awards.

  •
  Our insider trading policy prohibits any employee or director from engaging in hedging activities involving Company stock.

  •
  The Compensation Committee's compensation consultant is independent and provides no other services to the Company.

  •
  We do not provide pension benefits or supplemental retirement plans.

  •
  We do not provide tax gross-ups for executive officers, except in connection with relocation consistent with our standard relocation program applicable to all employees.

  •
  The change in control definition contained in the Plan is not a "liberal" definition that would be activated on mere stockholder approval of a transaction.

  •
  The Plan prohibits the repricing of stock options without stockholder approval.

  •
  We do not guarantee incentive compensation under our annual cash bonus plan or long-term incentive plan.

  •
  We support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved.

Say On Pay Vote

        Our stockholders approved a non-binding advisory say-on-pay proposal at our 2016 Annual Meeting with over 99% of the votes cast voting in favor of that proposal. The Compensation Committee reviewed the results of the stockholder vote and intends to continue to monitor our current compensation structure and future votes to ensure that there is continued support for our pay programs among our stockholders.

How We Make Compensation Decisions

Role of Compensation Consultant and Market Data

        To assist in evaluating our compensation practices, in 2016, the Compensation Committee engaged an independent consultant, Christenson Advisors ("Christenson"), to provide a competitive analysis of compensation levels for our named executive officers. Specifically, our Compensation Committee worked with Christenson to establish our peer groups, and Christenson conducted a competitive market assessment of the compensation elements for each of our named executive officers, compared to our peer groups. In setting compensation levels for our named executive officers, our Compensation Committee uses peer groups to maintain an awareness of market data and pay practices, but considers various factors-each as discussed in greater detail below in this Compensation Discussion and Analysis-and does not target any element of compensation at a particular percentile or percentile range of the peer group data. Rather, our Compensation Committee uses this peer-group information as one input in its decision-making process.

        In light of the Company's unique operating business, which combines aspects of both a real estate/asset business and a technology/operating business, the Compensation Committee, in consultation with Christenson and input from management, identified twenty-eight peer companies, which are organized into three different peer groups:

  (i)
  a direct competitor peer group,

  (ii)
  a size-based peer group, and

  (iii)
  a cloud computing peer group.

        The Compensation Committee considers that using three separate peer groups better captures the full aspects of marketplace in which the Company competes for business and talent, which could be missed by the use of one peer group alone:

  •
  The direct competitor peer group includes companies against which we compete for business and talent;

  •
  The size-based peer-group includes REITs that are comparable in size and against which the Company's financial performance is measured by the real-estate investors. In addition, this peer group includes a direct competitor against which we compete for business and talent; and

  •
  The cloud-based technology group includes companies that provide thought leadership on products which drive colocation decisions for companies such as ours. In addition, this peer group includes several competitors against which the Company competes for business and talent.

        The table below identifies the companies in each of these three peer groups. The direct competitor peer group had two changes (the addition of Equinix and the removal of Endurance International Group) and the cloud computing peer group had two changes (the addition of Endurance International Group and the removal of Equinix) from the prior year. The size-based peer group changed due to the Company's growth/increase in size. There was one common peer in the size-based peer group from 2015 to 2016 (Medical Properties Trust).

Direct Competitor Peer Group
Digital Realty Trust QTS Realty Trust	Dupont Fabros Technology, Inc. Equinix	CoreSite
Size-Based Peer Group
Ashford Hospitality Trust Corporate Office Properties Trust Healthcare Trust of America, Inc. Lexington Realty Trust Ryman Hospitality Properties Sunstone Hotel Investors, Inc.	Brandywine Realty Trust DCT Industrial Trust Hudson Pacific Properties Medical Properties Trust, Inc. Sovran Self Storage, Inc. The GEO Group, Inc.	CCA, Inc. Dupont Fabros Technology, Inc. Lasalle Hotel Properties RLI Lodging Trust STORE Capital
Cloud Computing Peer Group
VMware CenturyLink/Savvis	Citrix Systems Rackspace	Salesforce.com Endurance International Group

        In general, we used the median and 75th percentile of the peer group data as primary points of reference, with a particular emphasis on the direct competitor and size-based peer groups, when assessing the competitiveness of our named executive officers' 2016 total target compensation (establishing base salaries, annual incentive targets, long-term incentive targets, and total target compensation). Excluding Ms. Morefield who was hired in November 2016 and the one-time special retention grant to Messrs. Wojtaszek, Durvasula and Timmons, total target compensation fell between the median and 75th percentile of the peer group data and around the 75th percentile of the direct competitor and size-based peer groups. In addition to the peer group data, the Committee also referenced compensation information from the top 20 performing REITs (based on stock price appreciation since the Company's IPO) as the Company competes with these top performing REITs for talent in the marketplace. While the data from top 20 performing REITs was not used as a direct benchmark or primary point of reference given the Company's size relative to these 20 REITs (the Company's market cap fell slightly above the 25th percentile of the top 20 performing REITs), the Committee monitors this information to stay abreast of competitive practices in the market for executive talent.

Role of Executive Officers, the Compensation Committee and the full Board of Directors

        All compensation for the named executive officers (including the Chief Executive Officer) is set by the Compensation Committee annually. The Compensation Committee also determines measurements and targets, and performance relative to them, under our annual and long-term incentives for the named executive officers. Individual base salaries, and annual and long-term incentive targets, are determined by the Committee after taking into consideration a number of internal and external factors, including the external marketplace and peer group data, the executive's position and responsibility, the demand for executive talent in the marketplace, the Company's performance, and the individual's performance and future potential. The Compensation Committee also considers the CEO's self-performance evaluation when setting the CEO's compensation and, with respect to each of the other named executive officers, the CEO's recommendations for base salary, annual incentive awards and long-term incentive grants based on his assessment of their individual performance.

2016 Executive Compensation Components

Base Salary

        Base salaries represent the only fixed portion of our named executive officers' annual compensation and represented 18% of our CEO's total target annual compensation (base salary plus target bonus plus target long-term incentive grant). Base salaries are established at levels intended to recognize fundamental market value for the skills and experience of the individual relative to the responsibilities of his or her position.

        The table below summarizes the base salaries approved for each of our named executive officers for 2016:

	2016 Base Salary ($)	2015 Base Salary ($)	% Change
Mr. Wojtaszek	800,000	618,000	29.4%
Ms. Morefield	425,000	—	0.0%
Mr. Durvasula	450,000	360,500	24.8%
Mr. Timmons	400,000	360,500	11.0%
Mr. Jackson	320,000	320,000	0%
Mr. Andrews	425,000	425,000	0%

        The increases for Messrs. Wojtaszek, Durvasula and Timmons were in recognition of the substantial efforts made by these executives to the successful growth of our Company since our IPO,

the fact that no base salary increases were approved for 2015, and a review of peer group data. Mr. Wojtaszek's base salary increase placed him at the 75th percentile of the size-based peer group, above the 75th percentile of the direct competitor peer group and between the 25th percentile and median of the cloud computing peer group. Given the market data, the high performance of the Company and Mr. Wojtaszek's high individual performance (as well as other positive factors), the Compensation Committee, after consultation with Christenson, determined that such an increase was reasonable and warranted. A similar approach/analysis was used for Messrs. Durvasula and Timmons. The base salaries of the other named executives were established at the time of their respective hirings in 2015 (Messrs. Jackson and Andrews) and 2016 (Ms. Morefield) based on market data and arms-length negotiations.

        The Compensation Committee reviewed base salaries in February 2017 as part of its annual compensation review and determined no adjustments were necessary for 2017.

Annual Bonus

        Each of our named executive officers participated in our Short Term Incentive Plan for 2016, pursuant to which each executive had an opportunity to earn additional cash compensation based on achievement of pre-established financial goals (weighted 80%) and individual performance goals (weighted 20%) that supported our annual business objectives.

        The following table shows the Threshold, Target and Max annual incentive plan opportunities for each of the named executive officers:

2016 STI Opportunities	Threshold	Target	High/Max
Mr. Wojtaszek %	50.0%	175.0%	200.0%
Mr. Wojtaszek $	$700,000	$1,400,000	$2,800,000
Ms. Morefield %	50.0%	100.0%	200.0%
Ms. Morefield $	$212,500	$425,000	$850,000
Mr. Durvasula %	50.0%	100.0%	200.0%
Mr. Durvasula $	$225,000	$450,000	$900,000
Mr. Timmons %	50.0%	100.0%	200.0%
Mr. Timmons $	$200,000	$400,000	$800,000
Mr. Jackson %	50.0%	70.0%	200.0%
Mr. Jackson $	$112,000	$224,000	$448,000
Mr. Andrews %	50.0%	100.0%	200.0%
Mr. Andrews $	$212,500	$425,000	$850,000

        The Compensation Committee increased Mr. Wojtaszek's 2016 annual bonus target to 175% of his base salary to reflect market competitive rates and individual and Company performance. As adjusted, Mr. Wojtaszek's total target annual cash compensation (base salary plus cash bonus target) placed him above the 75th percentile of the direct competitor peer group, below the 75th percentile of the size-based peer group and below the 75th percentile of the cloud computing peer group. Given the market data, the high performance of the Company and Mr. Wojtaszek's high individual performance (as well as other positive factors), the Compensation Committee, after consultation with Christenson, determined that such an increase in Mr. Wojtaszek's bonus target percentage was reasonable and warranted. There were no changes in bonus target percentages in 2016 compared to 2015 for the other named executive officers. The Compensation Committee reviewed bonus targets in February 2017 as part of its annual compensation review and determined no adjustments were necessary for 2017, except the annual bonus target for Mr. Jackson was increased to 100% of his base salary.

        The following table shows the percentage relative to the target bonus and actual percentages paid to each executive under the annual incentive plan for 2016:

				Normalized FFO (%)		Individual (%)		Bonus Target (%)
		Revenue (%)
	Target Bonus ($)									Actual Bonus ($)
		Target	Actual	Target	Actual	Target	Actual	Target	Actual
Mr. Wojtaszek	1,400,000	30.0	38.4	50.0	85.50	20.0	20.0	100.0	143.9	1,979,757
Ms. Morefield(1)	40,865	30.0	38.4	50.0	85.50	20.0	20.0	100.0	143.9	58,818
Mr. Durvasula(2)	450,000	30.0	38.4	50.0	85.50	20.0	20.0	100.0	143.9	647,685
Mr. Timmons	400,000	30.0	38.4	50.0	85.50	20.0	20.0	100.0	143.9	575,720
Mr. Jackson(2)	224,000	30.0	38.4	50.0	85.50	20.0	20.0	100.0	143.9	322,403
Mr. Andrews	425,000	30.0	38.4	50.0	85.50	20.0	20.0	100.0	143.9	611,703

(1)
Ms. Morefield's bonus was prorated to reflect her November 2016 hire date.

(2)
In addition to the bonus under the annual incentive plan, Messrs. Durvasula and Jackson received additional discretionary bonuses in the amounts of $300,000 and $138,880, respectively, as discussed below.

        The financial performance component of the 2016 bonus opportunities for the named executive officers was based on achieving certain minimum revenue and Normalized FFO goals. The Compensation Committee selected each of these performance metrics because each is a key indicator of the Company's financial performance. Specifically, revenue is well understood and accepted by the investing public as measures of financial performance. FFO is a common measure used by REITs and is consistent with the Company's strategic plan to focus on increased Normalized FFO. Both of these metrics are intended to focus our executives on profitable revenue growth.

        The following table shows the threshold, target, maximum and actual performance levels for each financial component of the 2016 bonus opportunities for our named executive officers, in millions:

	Threshold ($)	Target ($)	Maximum ($)	2016 Actual ($)	2015 Actual ($)
Revenue	457.2	508.0	584.2	529.1	399.3
Normalized FFO(1)	171.0	190.0	218.5	210.2	150.7

(1)
See Appendix A for definition and reconciliation to GAAP measures.

        The following sliding scale applied to the financial performance targets, with data between points interpolated on a straight-line basis:

Performance Percentage of Target	Payout Percentage
<90%	0%
90%	50%
100%	100%
115%	200%

        The Compensation Committee determined the minimum thresholds and additional payments for performance, in order to motivate the executives and align their bonuses to Company performance, and set the maximum payouts in order to discourage excessive risk-taking. As shown in the table below, the Compensation Committee also weighted each of the financial performance measures differently for the individual named executive officers to better incent the respective individuals to achieve those particular performance measures.

        The individual performance component of the 2016 bonus opportunities for the named executive officers relates to each executive's individual performance and contributions for the year relative to the Company's achievement of the financial performance measures. As noted above, the Compensation

Committee awarded a special additional bonus to Mr. Durvasula in the amount of $300,000 in recognition of the Company's record sales year and the successful acquisition and integration of the CME data center and to Mr. Jackson in the amount of $138,880 in recognition of external and internal pay alignment.

Long-Term Incentives

        Annual LTI awards granted in February 2016 consisted of a mix of stock options (24%) and restricted stock (76%) based on grant date fair value. The restricted stock consisted of a performance-based component (76%), which vests based upon achievement of specified TSR and return on asset (ROA) goals over the three-year performance period (2016-2018), and a time-based component (24%), which vests in three equal annual installments beginning in 2017. The stock option component has a ten year term and vests in three equal annual installments beginning in 2017. To illustrate, a hypothetical LTI award of $1,000 would be broken-down such that 82% of the award value is performance based (including stock options which only have value to the extent our stock price increases) and 18% of the award is time based:

Total Award	(%)	($)
Stock Options	24%	240
Time-Based Restricted Stock	18%	180
Performance Based Restricted Stock	58%	580

	100%	$1,000

        During 2016, we awarded our named executive officers long-term incentives with the following grant date fair values:

	Total Annual LTI Award Value (excluding Special Retention Grant)($)	Performance Shares (at target)($)	Stock Options($)	Time-Based Restricted Stock($)	Special Retention Grant($)
Mr. Wojtaszek	2,633,635	1,531,837	624,997	476,801	3,262,333
Ms. Morefield	1,099,992	—	—	1,099,992	—
Mr. Durvasula	1,106,142	643,376	262,502	200,264	2,509,513
Mr. Timmons	842,711	490,130	199,998	152,583	1,706,460
Mr. Jackson	337,101	196,066	80,001	61,034	—
Mr. Andrews(1)	895,484	520,854	212,503	162,127	—

(1)
Mr. Andrews' performance shares were forfeited upon his leaving the Company.

        As an inducement to recruit Ms. Morefield to join the Company, the Compensation Committee, after consultation with Christenson, awarded her a time-based restricted stock award with a grant date value of $1,099,992 that vests ratably over three years on the anniversary date of her employment on November 14, 2016. The Compensation Committee determined the 2016 LTI award values for the other named executive officers based on competitive market data, individual performance in 2015, and the value of the other components that make up an executive's target total direct compensation. In addition to the annual LTI awards and the new hire grant to Ms. Morefield, the Committee awarded special retention grants to Messrs. Wojtaszek, Durvasula and Timmons for the reasons discussed above under "2016 Retention Grants."

        In determining the performance metrics for the 2016 awards, the Committee considered the metrics for the 2014 and 2015 long-term incentive awards. In 2015, the Committee determined to use ROA instead of Adjusted EBITDA. The Committee continued to use the ROA metric in 2016. The ROA metric is consistent with the development yield metric reported to the Company's stockholders each quarter. For the remaining portion of the long-term incentive goals, the Committee determined that relative TSR continued to be a useful financial measure for long-term performance, since it is widely accepted by investors as well as tracking the historical financial information presented in previous years. Targets for the 2016 awards were set on a cumulative basis, such that awards that do not vest based on performance in a single year can be made up at the end of the three-year performance period.

Employment Agreements

        The Company has entered into written employment agreements with each of the executive officers. Employment agreements allow the Company the flexibility to make changes in key positions with or without cause, and minimize the potential for disagreements or litigation, by establishing separation terms in advance, including arbitration provisions and the execution of appropriate releases, and perpetuation of important confidentiality and non-competition restrictions. The benefits specified in the employment agreements, including the severance and change in control payments, are important provisions designed to ensure the recruitment and retention of quality executive talent.

        Pursuant to their respective employment agreements, each of our named executive officers is generally entitled to severance payments in the event his or her employment is terminated (a) other than for cause, (b) as a result of a constructive termination or (c) due to the executive's death or disability or (d) under certain circumstances within one year following a change in control (as defined in the Existing Plan).

        The named executive officers are not entitled to any change in control benefits absent their termination of employment (discussed above), with the exception of accelerated vesting of certain equity awards under certain circumstances. Information regarding the severance payable to our named executive officers pursuant to their employment agreements and treatment of outstanding equity awards can be found at "Executive Compensation Tables-Potential Payments Upon Termination of Employment or Change in Control."

Severance Agreement

        On November 30, 2016, the Company entered into a separation agreement with Mr. Andrews. Pursuant to the terms of his employment agreement, Mr. Andrews received a lump sum severance payment of $850,000, which is the sum of his annual base salary and target bonus, vesting of stock options to acquire an aggregate of 18,530 shares of common stock and vesting of an aggregate of 20,987 shares of restricted stock as well as a lump-sum payment of $2,124 for converted group term life insurance. The amounts actually paid to Mr. Andrews are set forth in the Summary Compensation Table and the table captioned "Estimated Payments in Connection with a Termination of Employment or Change in Control."

Other Compensation-Related Policies

        In further support of its pay-for performance policy, and to discourage inappropriate behaviors and excessive risk taking, the Company has adopted additional compensation-related policies, including:

  •
  Stock Ownership Guidelines—The Company's written guidelines specify that the Chief Executive Officer is expected to hold shares worth at least three times his or her annual base pay, and each other named executive officer is expected to hold at least one and a half times his or her annual base pay. Our executive officers have five years from the date on which he or she becomes an executive officer to comply with our stock ownership guidelines. As of December 31, 2016, each named executive officer has met the minimum requirements for stock ownership.

  •
  Hedging and Pledging—The Company has a written policy prohibiting employees, including officers and directors, from owning or trading in derivative financial instruments, short-selling, or engaging in hedging transactions that enable continued ownership of the Company's securities without the full risks and rewards of ownership. Executive officers and directors, and certain other employees, are also prohibited from pledging Company securities, absent specific preapproval.

  •
  Clawback—The Company has a written clawback policy allowing it to recover incentive payments and equity awards realized by executive officers in the preceding three years in the event of a material restatement of the Company's financial statements, if the incentive payments or amount of equity awards received would have been lower if calculated based on the restated financials, and the executive engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement.

  •
  Repricing Prohibition—The Company maintains prohibitions on the re-pricing of underwater stock options, and cash buyouts of underwater stock options.

  •
  Double-trigger change-in-control severance benefits—cash severance benefits under an executive's employment agreement are not payable upon a change of control unless the executive is terminated without cause or experiences a constructive termination, in each case, within 12 months following the change in control.

Compensation Committee Analysis of Risk

        In 2016, the Compensation Committee engaged its independent compensation consultant, Christenson Advisors, to conduct an assessment of the risks associated with the Company's compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following a review of this assessment, the Compensation Committee determined that the risks arising from the Company's compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

        The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for the Company's other executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2017 Annual Meeting of Stockholders for filing with the SEC.

  Compensation Committee:
  T. Tod Nielsen (Chair)
  Lynn A. Wentworth
  Michael A. Klayko

 EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth information concerning compensation paid to or earned by the Company's named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gary J. Wojtaszek	2016	772,000	—	5,270,972	624,997	1,979,757	11,675	8,659,401
President and Chief	2015	618,000	—	1,218,750	406,250	1,099,654	281,609	3,624,263
Executive Officer	2014	615,577	—	1,500,000	—	1,016,548	15,224	3,147,349
Diane M. Morefield(6)	2016	40,865	—	1,099,992	—	58,818	150,300	1,349,975
Executive Vice President Chief Financial Officer
Venkatesh Durvasula	2016	436,231	300,000	3,353,153	262,502	647,685	14,116	4,713,687
Chief Commercial Officer	2015	360,500	—	787,500	262,500	513,172	132,962	2,056,634
	2014	352,356	—	750,000	—	471,839	13,897	1,588,092
Kevin L. Timmons	2016	393,923	—	2,349,173	199,998	575,720	8,106	3,526,920
Chief Technology Officer	2015	360,500	—	600,000	200,000	513,172	137,063	1,810,735
	2014	355,721	—	750,000	—	451,677	14,297	1,571,695
Robert M. Jackson(6)	2016	320,000	138,880	257,100	80,001	322,403	14,178	993,682
Executive Vice President,	2015	129,231	—	240,000	80,000	110,680	202,953	762,864
General Counsel and Secretary
Gregory R. Andrews(6)	2016	397,211	—	682,981	212,503	611,703	891,878	2,796,276
Former Chief Financial Officer	2015	73,558	—	1,000,000	—	89,998	200,848	1,364,404

(1)
Reflects a discretionary bonus awarded to Mr. Durvasula for his contributions to record sales accomplishments and the acquisition and integration of the CME data center and to Mr. Jackson based on external and internal pay equity.

(2)
Reflects the aggregate grant date fair value of stock awards, determined in accordance with FASB ASC 718. The assumptions used in the calculation of the grant date fair values of these awards are set forth in Note 17 to the financial statements in our Annual Report on Form 10-K, as amended, filed with the SEC on February 27, 2017.

  The amount shown consists of time-based and performance-based restricted stock awards at target in the following amounts:

				Grant Date Value— Time-Based Restricted Stock ($)
	Grant Date Fair Value— Performance-Based Restricted Stock ($)
						Fiscal 2014
	Fiscal 2016	Fiscal 2015	Fiscal 2014	Fiscal 2016(a)	Fiscal 2015
Mr. Wojtaszek	1,531,837	914,063	1,500,000	3,739,134	304,687	—
Ms. Morefield	—	—	—	1,099,992	—	—
Mr. Durvasula	643,376	590,625	750,000	2,709,776	196,875	—
Mr. Timmons	490,130	450,000	750,000	1,859,043	150,000	—
Mr. Jackson	196,066	180,000	—	61,034	60,000	—
Mr. Andrews	520,854	—	—	162,127	1,000,000	—

(a)
For Messrs. Wojtaszek, Durvasula and Timmons, the grant date fair value of time-based restricted stock awards granted in 2016 consists of an annual long-term incentive grant and a special one-time retention grant allocated as follows:

	Mr. Wojtaszek	Mr. Durvasula	Mr. Timmons
Grant Date Fair Value of:
Annual Long-Term Incentive Grant ($)	476,801	200,264	152,583
Special One-Time Retention Grant ($)	3,262,333	2,509,513	1,706,460

  The special one-time retention grant cliff vests on the third anniversary of the grant date.

  Assuming performance at maximum levels, the performance-based restricted stock awards valued at the closing stock price on grant date are shown below:

	Value of Performance-Based Restricted Stock Assuming Maximum Performance ($)
	Fiscal 2016	Fiscal 2015	Fiscal 2014
Mr. Wojtaszek	2,810,648	1,828,126	3,000,000
Ms. Morefield	—	—	—
Mr. Durvasula	1,180,499	1,181,250	1,500,000
Mr. Timmons	899,375	900,000	1,500,000
Mr. Jackson	359,765	360,000	—
Mr. Andrews	955,600	—	—
(3)
Reflects the aggregate grant date fair value of time-based stock options granted to the named executive officers in 2015 and 2016, computed in accordance with FASB ASC 718. No option awards were granted in 2014. The assumptions used in the calculation of the grant date fair values of the option awards are set forth in Note 17 to the financial statements in our Annual Report on Form 10-K, as amended, filed with the SEC on February 27, 2017.

(4)
Reflects annual incentive plan awards earned for the year indicated. For a detailed discussion regarding our annual incentive plan, see "Compensation Discussion and Analysis—Executive Compensation Components, Annual Bonus," above.

(5)
The components of the "All Other Compensation" column for 2016 include the following:

	401(k) Match ($)	Insurance ($)(a)	Perquisites ($)(b)	Relocation ($)	Severance ($)(c)	Total
Mr. Wojtaszek	7,559	2,316	1,800	—	—	11,675
Ms. Morefield	—	—	300	150,000	—	150,300
Mr. Durvasula	—	2,316	11,800	—	—	14,116
Mr. Timmons	3,990	2,316	1,800	—	—	8,106
Mr. Jackson	10,400	1,978	1,800	—	—	14,178
Mr. Andrews	10,400	2,123	1,650	—	877,705	891,878

(a)
Reflects employer-paid life, long-term disability, short-term disability, and accidental death and dismemberment insurance.

(b)
Consists of a cell phone allowance in the amount of $1,800 per year for each named executive officer, and a car-allowance of $10,000 for Mr. Durvasula.

(c)
Reflects Mr. Andrews' lump-sum severance of $850,000, which is the sum of Mr. Andrews' base salary and annual bonus target, and other benefits of $27,705. For additional information, see "Compensation Discussion and Analysis—Employment Agreements" and "Potential Payments Upon Termination of Employment or Change in Control".
(6)
Messrs. Andrews and Jackson joined the Company in 2015. Mr. Andrews left the Company in 2016 and Ms. Morefield joined the Company in 2016.

Grants of Plan-Based Awards

        The following table presents information concerning plan-based awards granted to each of the named executive officers during 2016.

2016 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Wojtaszek	2/1/2016	700,000	1,400,000	2,800,000	18,996	37,992	75,984	101,085	89,413	36.99	5,895,968
Ms. Morefield(4)	11/14/2016	20,432.5	40,865	81,730	—	—	—	27,167	—	—	1,099,992
Mr. Durvasula	2/1/2016	225,000	450,000	900,000	7,979	15,957	31,914	73,257	37,554	36.99	3,615,655
Mr. Timmons	2/1/2016	200,000	400,000	800,000	6,078	12,157	24,314	50,258	28,612	36.99	2,549,171
Mr. Jackson	2/1/2016	112,000	224,000	448,000	2,432	4,863	9,726	1,650	11,445	36.99	337,100
Mr. Andrews	2/1/2016	212,500	425,000	850,000	6,458	12,917	25,834	4,383	30,401	36.99	895,484

(1)
Reflects each named executive officer's threshold, target and maximum incentive opportunity under the Short Term Incentive Plan for 2016.

(2)
Reflects performance-based restricted stock awards granted in 2016.

(3)
Reflects the grant date fair value of stock options, time-based restricted stock and performance-based restricted stock at the target award (the most probable outcome as of the grant date), computed in accordance with FASB ASC 718 without regard to estimated forfeitures.

(4)
Ms. Morefield's threshold, target and maximum incentive opportunity under the Short Term Incentive Plan for 2016 reflect pro-rated amounts based on her hiring in November 2016. In connection with her hiring, Ms. Morefield received a time-based restricted stock award that vests ratably over three years on the anniversary date of the grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        2016 Long-Term Incentive Awards.    On February 1, 2016, each named executive officer (other than Ms. Morefield, who joined the Company in November 2016) received a long-term incentive award under the CyrusOne 2012 Long-Term Incentive Plan (the "Plan"). The long-term incentive grants consisted of restricted stock awards (76%) and stock options (24%) based on grant date fair value. The restricted stock awards included a time-based component (24%), which vests pro rata on February 1 of 2017, 2018 and 2019, and a performance component (76%), which vest over a three-year performance period beginning on January 1, 2016 and ending December 31, 2018 based upon achievement of specified performance metrics over the three-year performance period. Of the 76% of the restricted stock awards tied to performance, 50% were tied to the achievement of relative TSR goals over the 2016-2018 performance period and 50% were tied to the achievement of return on asset (ROA) goals over the 2016-2018 performance period. Vesting for achievement of performance goals that falls between each level will be determined based on linear interpolation. For each of fiscal years 2016 and 2017, if cumulative TSR exceeds the target, the maximum number of shares that may vest will be limited to one-third of the award that is subject to TSR performance. If at the end of the third year, total cumulative TSR exceeds the MSCI US REIT index by more than 2%, up to 200% of the target number of performance-based awards subject to TSR performance may vest. If at the end of the third year total ROA over the 2016-2018 performance period exceeds the ROA target by 115% or more, up to 200% of the target number of performance-based awards subject to ROA performance may vest. The stock option component of the 2016 awards have a ten year term and vest pro rata on February 1 of 2017, 2018 and 2019.

        For performance-based restricted stock grants made in 2016, the Company's ROA target for the first performance year (2016) was 16% and our achievement was 16.3%, resulting in vesting of 100% of the target number of performance-based awards tied to cumulative ROA for 2016, as the vesting in years one and two of the award are each capped at one-third of the total target award. The performance-based awards subject to TSR goals granted in 2016, vested in February 2017 at 100% of target as our TSR exceeded the return of the index by more than 2%, however years one and two are capped at one-third of the total target award.

        2016 Retention Awards.    In February 2016, the Compensation Committee granted one-time, special awards of restricted stock to Messrs. Wojtaszek, Durvasula and Timmons, with a grant date fair value of $3,262,333, $2,509,513 and $1,706,460, respectively, in recognition of their contributions to the Company's performance since our IPO and to provide an additional retention incentive. These awards "cliff" vest in February 2019. The Compensation Committee, with input from its compensation consultant, determined that a one-time, special retention award to each of these executives was reasonable and warranted in light of, among other reasons, our 197% share price appreciation since our IPO through December 31, 2015, our total stockholder return performance relative to other REITs, and their outstanding leadership, individual performance and strategic vision, as well as to provide an additional retention incentive based on the high demand for executive talent in the marketplace and to mitigate the impact of the vesting of their founders restricted stock grants in January 2016.

        2015 Long-Term Incentive Awards.    The long-term incentive grants in 2015 consisted of restricted stock awards (75%) and stock options (25%). The restricted stock awards included a time-based component (25%), which vests pro rata on February 10 of 2016, 2017 and 2018, and a performance component (75%), which vest over a three-year performance period beginning on January 1, 2015 and ending December 31, 2017 based upon achievement of specified performance metrics over the three-year performance period. Of the 75% of the restricted stock awards tied to performance, 50% were tied to the achievement of relative TSR goals over the 2015-2017 performance period and 50% were tied to the achievement of return on asset (ROA) goals over the 2015-2017 performance period. Vesting for achievement of performance goals that falls between each level will be determined based on linear interpolation. For each of fiscal years 2015 and 2016, if cumulative TSR exceeds the target, the maximum number of shares that may vest will be limited to one-third of the award that is subject to TSR performance. If at the end of the third year, total cumulative TSR exceeds the MSCI US REIT index by more than 2%, up to 200% of the target number of performance-based awards subject to TSR performance may vest. If at the end of the third year total ROA over the 2015-2017 performance period exceeds the ROA target by 115% or more, up to 200% of the target number of performance-based awards subject to ROA performance may vest. The stock option component of the 2015 awards (25%) have a ten year term and vest in equal installments on February 10 of 2016, 2017 and 2018.

        For long-term incentive grants made in 2015, the Company's ROA target for the first and second performance years were 16% per year and our achievement was 18% and 16.3% for years one and two, respectively, resulting in vesting in 2016 of 100% of the target number of performance-based awards tied to cumulative ROA for that year, as the vesting in years one and two of the award are each capped at one-third of the total target award. The performance-based awards subject to TSR goals granted in 2015, that vested in February 2017 at 100% of target as our TSR exceeded the return of the index by more than 2%, however years one and two are capped at one-third of the total target award.

        2014 Long-Term Incentive Awards.    In 2014, awards were in the form of performance-based restricted stock tied to performance over the period beginning January 1, 2014 and ending December 31, 2016. No time-based restricted stock awards or stock options were granted in 2014. For each of fiscal years 2014 and 2015, if cumulative Adjusted EBITDA exceeds the target, the maximum number of shares that may vest will be limited to one-third of the award that is subject to Adjusted EBITDA performance. If at the end of the third year total cumulative Adjusted EBITDA over the 2014-2016 performance period exceeds the Adjusted EBITDA target by 115% or more, up to 200% of the target number of performance-based awards subject to Adjusted EBITDA performance may vest.

        The portion of the performance-based awards subject to TSR goals cliff-vest on February 7, 2017 if the return on the Company's stock for the three-year period ending December 31, 2016 meets or exceeds the return for the MSCI-US REIT Index. If our TSR exceeds the return of such index by 2% or more, up to a maximum of 200% of the target number of performance-based awards subject to TSR goals may vest. Vesting for achievement of performance goals that falls between each level will be determined based on linear interpolation. Notwithstanding the foregoing, if despite meeting or exceeding the index return, the Company's TSR is negative, the number of shares that would have otherwise vested will be reduced by 50%.

        For long-term incentive grants made in 2014, the Company's cumulative Adjusted EBITDA target for the three-year cumulative period ending December 31, 2016 was $657.4 million, which was achieved at $652.5 million, resulting in a cumulative payout of 96.5% of the target award, resulting in a vesting in February 2016 of 95.5% of the target number of performance-based awards tied to cumulative EBITDA for that year. The performance-based awards subject to TSR goals cliff vested in February 2017 at 200% of target as our TSR exceeded the return of the index by more than 2%.

        Employment Agreements.    The Company entered into employment agreements with each of Messrs. Wojtaszek, Timmons and Durvasula on January 24, 2013, with Mr. Jackson on July 31, 2015, with Mr. Andrews on October 19, 2015 and with Ms. Morefield on November 14, 2016. The employment agreements with our named executive officers have an initial term of one year. The terms of these agreements automatically extend for additional one-year periods unless either party gives prior notice of non-renewal. The employment agreements specify, among other things, the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons. For information on the severance benefits provided in the employment agreements, see "Potential Payments Upon Termination of Employment or Change in Control".

Outstanding Equity Awards at Fiscal Year End

        The following table presents information concerning outstanding equity awards held by the named executive officers as of December 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
Mr. Wojtaszek
2013 LTIC—Options(2)	4/17/2013	27,550			23.58	4/17/2023
2014 LTIC—Restricted Stock(3)	2/7/2014								49,152	2,198,569
2015 LTIC—Options(4)	2/10/2015	22,346	44,692		28.42	2/10/2025
2015 LTIC—Restricted Stock(5)	2/10/2015						7,147	319,685	21,441	959,056
2016 LTIC—Options(8)	2/1/2016		89,413		36.99	2/1/2026
2016 LTIC—Restricted Stock(9)	2/1/2016						101,085	4,521,532	37,992	1,699,382
Ms. Morefield
2016 LTIC—Restricted Stock(10)	11/14/2016						27,167	1,215,180
Mr. Durvasula
2013 LTIC—Options(2)	4/17/2013	13,775			23.58	4/17/2023
2014 LTIC—Restricted Stock(3)	2/7/2014								24,576	1,099,284
2015 LTIC—Options(4)	2/10/2015	14,439	28,878		28.42	2/10/2025
2015 LTIC—Restricted Stock(5)	2/10/2015						4,618	206,563	13,854	619,689
2016 LTIC—Options(8)	2/1/2016		37,554		36.99	2/1/2026
2016 LTIC—Restricted Stock(9)	2/1/2016						73,257	3,276,786	15,957	713,757
Mr. Timmons
2013 LTIC-Options(2)	4/17/2013	13,775			23.58	4/17/2023
2014 LTIC—Restricted Stock(3)	2/7/2014								24,576	1,099,284
2015 LTIC-Options(4)	2/10/2015	11,001	22,002		28.42	2/10/2025
2015 LTIC—Restricted Stock(5)	2/10/2015						3,519	157,405	10,556	472,170
2016 LTIC—Options(8)	2/1/2016		28,612		36.99	2/1/2026
2016 LTIC—Restricted Stock(9)	2/1/2016						50,258	2,248,040	12,157	543,783
Mr. Jackson
2015 LTIC—Options(6)	7/31/2015	4,240	8,479		30.74	7/31/2025
2015 LTIC—Restricted Stock(7)	7/31/2015						1,301	58,194	3,904	174,626
2016 LTIC—Options(8)	2/1/2016		11,445		36.99	2/1/2026
2016 LTIC—Restricted Stock(9)	2/1/2016						1,650	73,805	4,863	217,522
Mr. Andrews(11)
2016 LTIC—Options	2/1/2016	18,530			36.99	11/30/2017

(1)
Based on the closing price of the Company's common stock on December 31, 2016 of $44.73.

(2)
Reflects the number of performance-based stock options granted on April 17, 2013, which vested in 2014, 2015 and 2016. The target number of stock options granted on April 17, 2013 was 20,911 for Mr. Wojtaszek, and 10,455 for each Messrs. Timmons and Durvasula. Vesting is based on applicable criteria, as set forth in the award agreement, during the 2013-2015 performance periods as follows: (i) up to 50% of the maximum number of such options will vest in cumulative installments on March 31, 2014, 2015 and 2016, based on the Company achieving certain cumulative EBITDA targets; and (ii) up to 50% of the maximum number of such stock options will vest on March 31, 2016 based on the Company achieving certain TSR goals as measured against an index. The maximum number of stock options that may be earned assuming the highest level of performance would be 200% of the target number.

(3)
Reflects the target number of shares of performance-based restricted stock granted on February 7, 2014, less amounts that vested in 2015 and 2016. Vesting is based on the achievement of the applicable performance criteria, as set forth in the award agreement, during the 2014-2016 performance period as follows: (i) up to 50% of the maximum number of such shares will vest in cumulative installments on February 7, 2015, February 7, 2016 and February 7, 2017, based on the Company achieving certain cumulative Adjusted EBITDA targets; and (ii) up to 50% of the maximum number of such shares will vest on February 7, 2017 based on the Company achieving certain TSR goals as measured against an index. The maximum number of shares of restricted stock that may be earned assuming the highest level of performance would be 200% of the target number.

(4)
Reflects shares underlying time-based stock options granted on February 10, 2015, which vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date. One third of the options vested on February 10, 2016.

(5)
Reflects the target number of shares of performance-based restricted stock granted on February 10, 2015, which vest based on the achievement of the applicable performance criteria, as set forth in the award agreement, during the 2015-2017 performance period as follows: (i) up to 50% of the maximum number of such shares will vest in cumulative installments on February 10, 2016, February 10, 2017 and February 10, 2018, based on the Company achieving certain relative TSR goals over the 2015-2017 performance period; and (ii) up to 50% of the maximum number of such shares will vest on February 10, 2016, February 10, 2017 and February 10, 2018 based on achievement of ROA goals over the 2015-2017 performance period. The maximum number of shares of restricted stock that may be earned assuming the highest level of performance would be 200% of the target number.

(6)
Reflects shares underlying time-based stock options granted on July 31, 2015, which vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date.

(7)
Reflects the target number of shares of performance-based restricted stock granted on July 31, 2015, which vest based on the achievement of the applicable performance criteria, as set forth in the award agreement, during the 2015-2017 performance period as follows: (i) up to 50% of the maximum number of such shares will vest in cumulative installments on July 31, 2016, July 31, 2017 and July 31, 2018, based on the Company achieving certain relative TSR goals over the 2015-2017 performance period; and (ii) up to 50% of the maximum number of such shares will vest on July 31, 2016, July 31, 2017 and July 31, 2018 based on achievement of ROA goals over the 2015-2017 performance period. The maximum number of shares of restricted stock that may be earned assuming the highest level of performance would be 200% of the target number.

(8)
Reflects shares underlying time-based stock options granted on February 1, 2016, which vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date.

(9)
Reflects the target number of shares of performance-based restricted stock granted on February 1, 2016, which vest based on the achievement of the applicable performance criteria, as set forth in the award agreement, during the 2016-2018 performance period as follows: (i) up to 50% of the maximum number of such shares will vest in cumulative installments on February 1, 2017, February 1, 2018 and February 1, 2019, based on the Company achieving certain relative TSR goals over the 2016-2018 performance period; and (ii) up to 50% of the maximum number of such shares will vest on February 1, 2017, February 1, 2018 and February 1, 2019 based on achievement of ROA goals over the 2016-2018 performance period. The maximum number of shares of restricted stock that may be earned assuming the highest level of performance would be 200% of the target number.

(10)
In connection with her employment by the Company, on November 14, 2016, Ms. Morefield received a time-based restricted stock award that vests ratably over three years on the anniversary date of the grant.

(11)
Mr. Andrews' employment terminated on November 30, 2016. Pursuant to his separation agreement, stock options to acquire 18,530 shares of common stock and an aggregate of 20,987 shares of restricted stock vested. All other awards were forfeited. Mr. Andrews has one-year from November 30, 2016 to exercise his vested stock options.

Option Exercises and Stock Vested

        The following table presents information concerning amounts realized by our named executive officers upon the vesting of stock awards in 2016. The value realized on vesting represents the number of shares that vested in 2016 and the aggregate value of such shares based upon the closing price of our common stock on the applicable vesting date. Our named executive officers did not exercise any stock options in 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Wojtaszek	261,289	9,618,923
Ms. Morefield	—	—
Mr. Durvasula	120,872	4,467,572
Mr. Timmons	122,159	4,506,704
Mr. Jackson	2,603	142,696
Mr. Andrews	30,144	1,331,965

No Pension Benefits

        In the year ended December 31, 2016, our named executive officers received no pension benefits and had no accumulated pension benefits.

No Nonqualified Deferred Compensation

        In the year ended December 31, 2016, our named executive officers received no nonqualified deferred compensation and had no deferred compensation balances.

Potential Payments Upon Termination of Employment or Change in Control

        Each of the employment agreements with our named executive officers specify the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons, as described below. In addition, certain of our award agreements under the Existing Plan provide for certain treatment of outstanding equity awards upon a termination of employment for specified reasons, as described below.

        Without Cause or Constructive Termination.    If CyrusOne LLC terminates the executive's employment for any reason other than for cause or the executive's death or disability, or, in the event the executive terminates his or her employment as a result of a constructive termination (as defined below), then the executive will be entitled to:

  •
  a lump-sum cash severance payment equal to two times (for all named executives officers other than Ms. Morefield and Messrs. Andrews and Jackson, for whom the multiple is one times), the sum of his or her (i) then-current annual base salary, and (ii) annual bonus target, pro-rated to the date of termination, (or, in the case of Messrs. Andrews; Jackson and Ms. Morefield, annual bonus target) subject to the executive signing and not revoking a release of claims ("Cash Severance");

  •
  certain accelerated vesting of outstanding equity awards, including:

  •
  immediate vesting of the portion of any outstanding time-based awards that would otherwise have vested on or prior to the end of the one-year period beginning at the time of such termination (the "Severance Period").

  •
  immediate vesting of performance-based restricted stock granted to Messrs. Wojtaszek, Durvasula and Timmons in 2015 and 2014 at target and in 2016 what would otherwise have vested during the Severance Period.

  •
  immediate vesting of the 2016 retention awards on a pro-rata basis from grant date to the date of termination.

  •
  for Ms. Morefield, immediate vesting of the restricted stock granted to her in connection with her hiring in November 2016.

  •
  if applicable, an amount equal to the sum of (a) any forfeitable benefits of the executive under any nonqualified pension, profit sharing, savings or deferred compensation plan that would have vested if the term of his or her employment had not been terminated prior to the end of the Severance Period, plus (b) any additional vested benefits which would have accrued for the executive under any nonqualified defined benefit pension plan if the term of his or her employment had not been terminated prior to the end of the Severance Period, and if the executive's base salary and bonus target had not increased or decreased after such termination, payable to the executive at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits vested and accrued under such plan or plans at the time of the termination of his or her employment (the "Nonqualified Benefit");

  •
  if applicable, an amount equal to the sum of (a) any forfeitable benefits of the executive under any qualified pension, profit sharing, 401(k) or deferred compensation plan that would have vested prior if the term of his or her employment had not been terminated prior to the end of the Severance Period, plus (B) any additional vested benefits which would have accrued for the executive under any qualified defined benefit pension plan if the term of his or her employment had not been terminated prior to the end of the Severance Period, and if the executive's base salary and bonus target had not increased or decreased after such termination, payable by CyrusOne LLC in one lump sum 60 days after such termination of employment, subject to CyrusOne LLC's receipt of an executed and irrevocable release from the applicable executive (the "Qualified Benefit") (CyrusOne LLC does not currently offer any Qualified Benefits); and

  •
  continued medical, dental, vision and group term life coverage for the remainder of the Severance Period, comparable to the medical, dental, vision and group term life coverage in effect for the executive immediately prior to such termination (the "Medical Benefit"). To the extent that the executive would have been eligible for any post-retirement medical, dental, vision or group term life benefits from CyrusOne LLC if the executive's employment had continued through the end of the Severance Period, CyrusOne LLC will provide such post-retirement benefits to the executive after the end of the Severance Period (the "Post-Retirement Medical Benefit") (CyrusOne LLC does not currently offer any Post-Retirement Medical Benefits other than subsidized COBRA).

        For purposes of the employment agreements, "cause" generally means an act of fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on the part of the executive. For the purposes of each of the employment agreements, "constructive termination" will generally be deemed to have occurred if, without the executive's consent, (a) there is a material adverse change in the reporting responsibilities set forth in his or her employment agreement or there is otherwise a material reduction in his or her authority, reporting relationship or responsibilities, (b) there is a material reduction in his or her base salary or bonus target or (c) the applicable executive is required to relocate more than 50 miles from his or her designated office in effect as of the effective date of the agreement.

        Change of Control.    If within one year following a change in control: (a) the executive terminates his or her employment with CyrusOne LLC as a result of a constructive termination or (b) CyrusOne LLC terminates the executive's employment for any reason other than for cause or the executive's death or disability, then the executive will be entitled to:

  •
  a lump-sum cash severance payment in an amount equal to two times the sum of his or her (i) annual base salary and (ii) annual bonus target, in each case, as then in effect, subject to the executive signing and not revoking a release of claims;

  •
  vesting of outstanding equity awards as described below; and

  •
  the Nonqualified Benefit, the Qualified Benefit, the Medical Benefit, and, to the extent applicable, the Post-Retirement Medical Benefit.

        In the event of a change in control absent termination of employment, the named executive officers are not entitled to any payments or benefits with the exception of accelerated vesting of certain of their equity awards granted under the Plan. Upon a change in control absent termination, performance-based restricted stock granted to Messrs. Wojtaszek, Durvasula and Timmons in 2015 and 2014 vest at target. Upon a change in control and termination within one year any outstanding time-based awards vest. Upon a change in control and termination within one year for 2016 grants and two years for 2015 and 2014 grants, performance-based restricted stock vests at maximum.

        In the event that Section 280G of the Internal Revenue Code of 1986, as amended, applies to the payments and benefits set forth above, the aggregate amount of such payments and benefits payable to the executive will not exceed the amount which produces the greatest after-tax benefit to the executive after taking into account any applicable excise tax to be payable by the executive. Each executive is fully responsible for his or her own personal income taxes and neither the Company nor CyrusOne LLC has any obligation to reimburse or otherwise provide a tax gross-up to the executive in connection with any change of control payments.

        Disability and Death.    In the event the executive's employment terminates by reason of his or her death or disability, CyrusOne LLC will pay the executive or his or her estate, as applicable, his or her accrued compensation (base salary, bonus or otherwise) as of the date of termination and, in the case of disability, will provide the executive with disability benefits and all other benefits in accordance with the provisions of the applicable disability plans and other applicable plans. In addition, his or her time-based restricted stock awards will vest on a pro-rata basis and performance-based restricted stock awards and stock options will vest at the target level on a pro-rata basis.

        Voluntary Resignation; For Cause.    If the executive resigns other than for a constructive termination or CyrusOne LLC terminates the executive's employment for cause, then the executive will be entitled only to accrued compensation.

        Restrictive Covenants.    Pursuant to the employment agreements, each of the executives is subject to confidentiality and intellectual property covenants during the term of his or her employment and thereafter. In addition, each of the executives is subject to non-competition, non-solicitation and non-interference covenants during the term of his or her employment and for a period of one year following the cessation of his or her employment for any reason.

Estimated Payments in Connection with a Termination of Employment or Change in Control

        The table below presents estimates of the amounts of compensation that would have been payable to the named executive officers upon their termination of employment or upon a change in control, in each case as of December 31, 2016. The amounts in the table exclude: (i) 401(k) retirement plan contributions and distributions that are generally available to all salaried employees, (ii) payments pursuant to awards originally scheduled to vest on or before such date by their terms, and (iii) any amounts that may be due at the time of payment for accrued and unpaid salary, bonuses, vacation or interest on payments (if any) delayed as a result of Section 409A of the Code. The actual amounts payable upon such terminations may be different and will only be determined upon the actual occurrence of any such event. The amounts shown for Mr. Andrews reflect the amounts he actually received upon his termination of employment.

Name	Termination for Cause or Resignation without Good Reason ($)	No Change in Control: Termination without Cause or Resignation For Good Reason ($)(4)	Death or Disability ($)(5)	Change in Control: Termination without Cause or Resignation For Good Reason ($)(6)	Change in Control: (no termination of employment)(7)
Mr. Wojtaszek
Cash Severance(1)	—	4,400,000	—	4,400,000	—
Medical Benefit(2)	—	11,428	—	11,428	—
Life Insurance(2)	—	10,368	—	—	—
Time Based Restricted Stock(3)	—	1,554,278	1,579,372	4,841,217	—
Unvested Performance-Based Restricted Stock(3)	—	3,724,153	2,982,954	11,244,138	3,157,737
Unvested Time Based Stock Options(3)	—	595,146	669,838	1,420,983	—
Ms. Morefield
Cash Severance(1)	—	850,000	—	1,700,000	—
Medical Benefit(2)	—	12,749	—	12,749	—
Life Insurance(2)	—	7,344	—	—	—
Time Based Restricted Stock(3)	—	1,215,180	52,200	1,215,180	—
Unvested Performance-Based Restricted Stock(3)	—	—	—	—	—
Unvested Time Based Stock Options(3)	—	—	—	—	—
Mr. Durvasula
Cash Severance(1)	—	1,800,000	—	1,800,000	—
Medical Benefit(2)	—	12,749	—	12,749	—
Life Insurance(2)	—	7,776	—	—	—
Time Based Restricted Stock(3)	—	1,108,812	1,128,806	3,483,349	—
Unvested Performance-Based Restricted Stock(3)	—	1,956,938	1,538,399	5,700,660	1,719,019
Unvested Time-Based Stock Options(3)	—	332,389	385,133	761,668	—

Name	Termination for Cause or Resignation without Good Reason ($)	No Change in Control: Termination without Cause or Resignation For Good Reason ($)(4)	Death or Disability ($)(5)	Change in Control: Termination without Cause or Resignation For Good Reason ($)(6)	Change in Control: (no termination of employment)(7)
Mr. Timmons
Cash Severance(1)	—	1,600,000	—	1,600,000	—
Medical Benefit(2)	—	12,749	—	12,749	—
Life Insurance(2)	—	6,912	—	—	—
Time Based Restricted Stock(3)	—	769,043	784,475	2,405,445	—
Unvested Performance-Based Restricted Stock(3)	—	1,752,656	1,393,742	4,991,868	1,571,410
Unvested Time-Based Stock Options(3)	—	253,243	293,427	580,310	—
Mr. Jackson
Cash Severance(1)	—	544,000	—	1,088,000	—
Medical Benefit(2)	—	—	—	—	—
Life Insurance(2)	—	3,421	—	—	—
Time Based Restricted Stock(3)	—	29,119	50,142	131,998	—
Unvested Performance-Based Restricted Stock(3)	—	—	149,264	871,564	—
Unvested Time Based Stock Options(3)	—	88,846	83,189	207,206	—
Mr. Andrews
Cash Severance(1)	—	850,000	—	—	—
Medical Benefit(2)	—	13,937	—	—	—
Life Insurance(2)	—	2,124	—	—	—
Time Based restricted Stock(3)	—	938,749	—	—	—
Unvested Performance-Based Restricted Stock	—	—	—	—	—
Unvested Time Based Stock Options(3)	—	143,422	—	—	—

(1)
Represents an amount equal to one times (or two times in the case of Messrs. Wojtaszek, Durvasula and Timmons) the sum of (i) base salary plus (ii) target bonus (pro-rated to the date of termination in the case of Messrs. Wojtaszek, Durvasula and Timmons), in each case as specified in the employment agreement for each named executive officer. If the termination occurs in connection with a change in control, amounts represent two times the sum of (i) base salary plus (ii) target bonus for each named executive officer. All cash payments are payable in a lump sum within 60 days following the termination, subject to the executive's execution of an irrevocable release.

(2)
Represents the cost for continuation of benefits as specified in the employment agreement for each named executive officer. The amounts shown for this item are calculated based upon the Company's current actual costs of providing benefits and are not discounted for the time value of money.

(3)
Based on the closing price of the Company's common stock on December 31, 2016 of $44.73.

(4)
Represents time-based restricted stock and stock options that would become vested within one year from the termination date. Includes Messrs. Wojtaszek, Durvasula and Timmons retention grants on a pro rata basis from the grant date to the termination date. Ms. Morefield's amount represents the unvested portion of her new hire grant. In addition, for Messrs. Wojtaszek, Durvasula and Timmons, performance-based restricted stock granted prior to 2016 becomes vested at the target level and performance-based restricted stock granted in 2016 becomes vested for awards that would have vested within one year of the termination date at the maximum level (years one and two of the grant are capped at 100% of target).

(5)
Represents vesting of time-based and performance-based vesting awards on a pro-rata basis from grant date to the date of termination, performance awards are at target.

(6)
Represents time-based restricted stock and stock options to immediately vest upon termination. Performance-based restricted stock to become vested at the maximum level.

(7)
Represents performance-based restricted stock granted in 2015 and 2014 that becomes vested at the target level.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2016 regarding securities of the Company to be issued and remaining available for issuance under the equity compensation plans of the Company:

Plan Category	Number of securities to be issued upon exercise of stock options, awards, warrants and rights(a)(1)	Weighted-average exercise price of outstanding stock options, awards, warrants and rights($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
Equity compensation plans approved by security holders	434,268	31.89	5,770,904
Equity compensation plans not approved by security holders	—	—	—
Total	434,268	31.89	5,770,904

(1)
Represents outstanding stock options granted in 2013, 2015 and 2016 but not yet exercised, and assumes the maximum awards that can be earned if the performance conditions are achieved.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 8, 2017, the record date, by (i) each person or group who is known by us to be beneficial owner of 5% or more of our common stock, (ii) each of our directors and director nominees, (iii) each of our named executive officers and (iv) our directors and executive officers as a group.

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, we believe based on the information provided to us that each person and entity named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person or entity. Applicable percentage of beneficial ownership is based on 87,847,109 shares of common stock outstanding on the record date. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the Record Date are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address of each named person is c/o CyrusOne Inc., 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Shares
Beneficial owners of 5% or more of our common stock:
The Vanguard Group(1)	9,640,974	11.0
Goldman Sachs Asset Management, L.P.(2)	5,226,311	5.9
Bank of New York Mellon(3)	5,117,448	5.8
Invesco Ltd.(4)	5,040,505	5.7
Vanguard Specialized Funds(5)	3,904,313	4.4
Blackrock, Inc.(6)	3,794,621	4.3
Directors and executive officers
Gary J. Wojtaszek(7)	633,263	*
Diane M. Morefield(7)	27,167	*
Venkatesh S. Durvasula(7)	299,839	*
Kevin L. Timmons(7)	219,892	*
Robert M. Jackson(7)	31,724	*
Gregory R. Andrews(7)	46,170	*
David H Ferdman(8)	105,171	*
John W. Gamble(8)	14,832	*
Michael A. Klayko(8)	5,022	*
T. Tod Nielsen(8)	23,003	*
Alex Shumate(8)	25,480	*
William E. Sullivan(8)	26,480	*
Lynn A. Wentworth(8)	15,832	*
All directors and executive officers as a group (12 persons)(9)	1,443,271	1.64%

*
Less than 1%.

(1)
As disclosed on Schedule 13G/A filed on February 9, 2017, the holdings of The Vanguard Group ("Vanguard") consist of an aggregate of 9,640,974 shares of common stock, of which: (i) 9,594,006 shares Vanguard retains sole dispositive power, (ii) 42,298 shares

  Vanguard retains sole voting power, (iii) 8,170 shares Vanguard retains shared voting power and (iv) 46,968 shares Vanguard retains shared dispositive power. Vanguard's address is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
As disclosed on Schedule 13G filed on February 2, 2017, the holdings of Goldman Sachs Asset Management, L.P. ("Goldman Sachs") consist of an aggregate of 5,226,311 shares of common stock, of which: (i) 5,054,525 shares Goldman Sachs retains shared voting power and (ii) 5,226,311 shares Goldman Sachs retains shared dispositive power. Goldman Sach's address is 200 West Street, New York, NY 10282.

(3)
As disclosed on Schedule 13G filed on February 3, 2017, the holdings of Bank of New York Mellon Corporation ("BONYM") consist of an aggregate of 5,117,448 shares of common stock, of which: (i) 3,677,077 shares BONYM retains sole voting power, (ii) 4,851,852 shares BONYM has sole dispositive power, and (iii) 261,102 shares BONYM retains shared dispositive power. BONYM's address is 225 Liberty Street, New York, NY 10286.

(4)
As disclosed on Schedule 13G/A filed on February 7, 2017, the holdings of Invesco Ltd. ("Invesco") consist of 5,040,505 shares, of which (i) 2,104,155 shares Invesco retains sole voting power and (ii) 5,040,505 shares Invesco retains sole dispositive power. Invesco's address is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(5)
As disclosed on Schedule 13G/A filed on February 13, 2017, the holdings of Vanguard Specialized Funds-Vanguard REIT Index Fund ("Vanguard REIT Index") consist of an aggregate of 3,904,313 shares of common stock owned by Vanguard REIT Index for which it retains sole voting power. Vanguard REIT Index's address is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
As disclosed on Schedule 13G/A filed on February 8, 2017, the holdings of Blackrock Inc. ("Blackrock") consist of an aggregate of 3,794,621 shares of common stock for which Blackrock retains sole dispositive power and 3,514,813 of such shares for which Blackrock retains sole voting power. Blackrock's address is 55 East 52nd Street, New York, NY 10055.

(7)
Includes all shares of restricted stock and the following number of options that are currently exercisable or will become exercisable within 60 days of the Record Date: Mr. Wojtaszek-102,047; Ms. Morefield-0; Mr. Durvasula-55,171; Mr. Timmons-45,315; Mr. Jackson-8,055; and Mr. Andrews-18,530. Mr. Andrews' holdings are based on his severance agreement and most recent Form 4 filing.

(8)
Includes, for each director, 2,597 shares of restricted stock.

(9)
Includes all directors, nominees for director and current executive officers but excludes former executive officers.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors, executive officers, and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership of, and changes in ownership of, our securities with the SEC, and to file copies of such reports with us. We believe that no director, executive officer or person who beneficially owns more than ten percent of our common stock failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act, except that a Form 4 reporting a withholding of shares to cover taxes upon the vesting of an equity award for our former Chief Financial Officer and a Form 4 reporting an open-market sale by our Chief Technology Officer were both filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification of Officers and Directors

        We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        To the extent permitted by applicable law, under the Partnership Agreement our Operating Partnership also indemnifies us, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of the Operating Partnership and any other persons whom the general partner may designate from and against any and all claims arising from or that relate to the operations of the Operating Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless:

  •
  it is established that the act or omission of the indemnitee constituted fraud, intentional harm or gross negligence on the part of the indemnitee;

  •
  the claim is brought by the indemnitee (other than to enforce the indemnitee's rights to indemnification or advance of expenses); or

  •
  the indemnitee is found to be liable to the Operating Partnership, and then only with respect to each such claim.

Relationships with CBI

        Prior to November 20, 2012, CyrusOne Inc., CyrusOne GP, CyrusOne LP and its subsidiaries were operated by CBI. The consolidated financial statements reflect the following transactions with CBI and its affiliated entities, including Cincinnati Bell Telephone (CBT) and Cincinnati Bell Technology Solutions (CBTS). At December 31, 2015, CBI owned 9.5% of the outstanding common stock of CyrusOne Inc. As of June 30, 2016, CBI owned less than 5% of the outstanding common stock of CyrusOne Inc.

        Revenues—The Company records revenues from CBI under contractual service arrangements. These services include leasing of data center space, power and cooling in certain of our data center facilities, network interface services and office space. For the six months ended June 30, 2016, revenue totaled $5.1 million.

        Operating Expenses—The Company records expenses from CBI incurred in relation to network support, services calls, monitoring and management, storage and backup, IT systems support, and connectivity services. For the six months ended June 30, 2016, operating costs and expenses totaled $0.6 million.

        As of December 31, 2016, CBTS continues to be the named lessor for two data center customer leases. In 2012, we entered into an agreement with CBTS whereby we perform all obligations of CBTS under these lease agreements. CBTS confers the benefits received under such lease agreements to us and CBTS is granted sufficient usage rights in each of our data centers so that it remains as lessor under each such lease agreement. In addition, CBTS will continue to perform billing and collections on these accounts.

Review and Approval of Transactions with Related Persons

        The Board of Directors has adopted a policy for the review and approval of related person transactions. The policy provides that the Audit Committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) the Company will be a participant and (iii) a Related Party has a direct or indirect material interest. A "Related Party" means (i) any person who is, or at any time since the beginning of the Company's last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities; (iii) any immediate family member of any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. An "immediate family member" of a Related Party means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Related Party, and any person (other than a tenant or employee) sharing the household of such Related Party. Generally, a potential transaction that may be a Related Party Transaction is brought first to the General Counsel for review. If the General Counsel determines that a potential transaction involves a Related Party Transaction requiring approval under the policy or disclosure under Rule 404(a) of Regulation S-K, the transaction will be brought to the Audit Committee, which will review the transaction under several criteria, including but not limited to the Related Party's interest in the transaction, the benefits to the Company, the availability of commercial alternatives, and whether it is in the best interests of the Company to enter into the transaction. Subject to limited exceptions, the Audit Committee or the Chair of the Audit Committee must approve all Related Party Transactions. Exceptions to the approval requirement include transactions with CBI existing on the date of the Company's initial public offering.

        During 2017, a son-in-law of Michael Klayko, one of our directors, was hired as a business development manager in our sales group. Director Klayko's son-in-law is not an officer of the Company and his annual, non-performance contingent, base salary and retainer compensation is not expected to exceed $120,000 for 2017. However, Director Klayko's son-in-law is eligible for commission based, incentive compensation contingent upon sales achievements that could potentially result in his 2017 total compensation exceeding $120,000. As a result of the potential annual compensation exceeding $120,000, the hiring of Director Klayko's son-in-law was reviewed and approved by the Audit Committee.

 STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be included in our proxy statement and form of proxy relating to the 2018 annual meeting pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8") must be received by us no later than November 17, 2017. Such proposals must comply with the requirements established by the SEC for such proposals.

        A stockholder who wishes to submit a business proposal at the 2018 annual meeting that is not intended to be included in our proxy statement and form of proxy or who wishes to nominate a director for election at the meeting must, in accordance with our current Bylaws, notify us between October 18, 2017, and 5:00 p.m., Eastern Time, on November 17, 2017. If the stockholder fails to give timely notice, the nominee or proposal will be excluded from consideration at the meeting. In addition, our current Bylaws include other requirements for nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

By Order of the Board of Directors:

ROBERT M. JACKSON Executive Vice President, General Counsel and Secretary

Dallas, Texas
March 17, 2017

 Appendix A

Definitions

  Colocation Square Feet

        Colocation square feet ("CSF") represents net rentable square feet ("NRSF") currently leased or available for lease as colocation space, where customers locate their servers and other IT equipment. NRSF represents the total square feet of a building currently leased or available for lease, based on engineers' drawings and estimates but does not include space held for development or space used by CyrusOne.

  Adjusted EBITDA

        Adjusted EBITDA is defined as net income (loss) as defined by U.S. GAAP before noncontrolling interests plus interest expense, income tax (benefit) expense, depreciation and amortization, non-cash compensation, transaction costs and transaction-related compensation, including acquisition pursuit costs, restructuring costs, loss on extinguishment of debt, asset impairments, (gain) loss on sale of real estate improvements, and other special items. Other companies may not calculate Adjusted EBITDA in the same manner. Accordingly, the Company's Adjusted EBITDA as presented may not be comparable to others.

  EBITDA

        EBITDA is defined as net income (loss) as defined by U.S. GAAP before noncontrolling interests plus interest expense, income tax (benefit) expense, depreciation and amortization, transaction costs and transaction-related compensation, including acquisition pursuit costs, restructuring costs, loss on extinguishment of debt, asset impairments, (gain) loss on sale of real estate improvements, and other special items. Other companies may not calculate EBITDA in the same manner. Accordingly, the Company's EBITDA may not be comparable to others.

  Funds From Operations ("FFO")

        FFO is net (loss) income computed in accordance with U.S. GAAP before noncontrolling interests, (gain) loss from sales of real estate improvements, real estate-related depreciation and amortization, amortization of customer relationship intangibles, and real estate and customer relationship intangible impairments. Because the value of the customer relationship intangibles is inextricably connected to the real estate acquired, CyrusOne believes the amortization and impairments of such intangibles is analogous to real estate depreciation and impairments; therefore, the Company adds the customer relationship intangible amortization and impairments back for similar treatment with real estate depreciation and impairments. CyrusOne's customer relationship intangibles are primarily associated with the acquisition of Cyrus Networks in 2010 and, at the time of acquisition, represented 22% of the value of the assets acquired.

  Normalized FFO ("NFFO")

        NFFO is defined as FFO plus transaction costs, including acquisition pursuit costs, transaction-related compensation, (gain) loss on extinguishment of debt, restructuring costs and other special items. The Company believes its Normalized FFO calculation provides a comparable measure to that used by others in the industry.

  Total Stockholder Return ("TSR")

        TSR is defined as: 1) the average adjusted closing stock price at the end of the period minus the average adjusted closing stock price at the beginning of the period, divided by 2) the average adjusted closing stock price at the beginning of the period. TSR assumes reinvestment of dividends, if any.

  Return on Assets ("ROA")

        ROA is defined as 1) net operating income from properties (fourth quarter revenues less property operating expenses annualized) for the performance evaluation period, divided by 2) total gross investment in real estate less construction in progress on the Company's balance sheet for the last day of the fiscal year.

  Average Lease Rate

        The average lease rate is defined as the average adjusted monthly recurring revenue per kilowatt. Adjustments are made to monthly recurring revenue and kilowatts to capture differences in power resiliency, power reimbursements, and capital requirements.

Reconciliations

  EBITDA and Adjusted EBITDA

	Twelve Months Ended
($ Millions)	December 31, 2015	December 31, 2016
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA:
Net income (loss)	$(20.2)	$19.9
Adjustments:
Interest expense	41.2	48.8
Income tax expense	1.8	1.8
Depreciation and amortization	141.5	183.9
Legal claim costs	0.4	1.1
Transaction and acquisition integration costs	14.1	4.3
Asset impairments and loss on disposals	13.5	5.3
Loss on extinguishment of debt	—	—
Lease exit costs	1.4	—
Severance and management transition costs	6.0	1.9

EBITDA	199.7	267.0
Non-cash compensation	12.0	11.5

Adjusted EBITDA	$211.7	$278.5

  FFO and NFFO

	Twelve Months Ended
($ Millions)	December 31, 2015	December 31, 2016
Reconciliation of Net Income (Loss) to FFO and NFFO:
Net income (loss)	$(20.2)	$19.9
Adjustments:
Real estate depreciation and amortization	117.0	157.6
Asset impairments and loss and disposals	13.5	5.3

FFO	$110.3	$182.8
Amortization of customer relationship intangibles	18.5	20.1
Transaction and acquisition integration costs	14.1	4.3
Severance and management transition costs	6.0	1.9
Lease exit costs	1.4	—
Legal claim costs	0.4	1.1

NFFO	$150.7	$210.2

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 28, 2017. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/CONE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3. 1. The Election of Eight Directors + For Withhold For Withhold For Withhold 01 - Gary J. Wojtaszek 02 - David H. Ferdman 03 - John W. Gamble, Jr. 04 - Michael A. Klayko 05 - T. Tod Nielsen 06 - Alex Shumate 07 - William E. Sullivan 08 - Lynn A. Wentworth ForAgainst Abstain 2. Approval of the advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers (“Say-on-Pay”) 3. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2017 Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 2 5 9 1 6 1 02JU7A MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at: www.envisionreports.com/CONE q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — CyrusOne Inc. Notice of 2017 Annual Meeting of Stockholders 10:30 a.m. Central Time Ritz Carlton Hotel Dallas 2121 McKinney Ave., Dallas TX 75201 Proxy Solicited by Board of Directors for Annual Meeting – April 28, 2017 Gary J. Wojtaszek and Robert M. Jackson, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2017 Annual Meeting of Stockholders of CyrusOne Inc. to be held on April 28, 2017 at 10:30 a.m., Central Time, or at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement, the terms of which are incorporated by reference, and revokes any proxy previously given with respect to such meeting or any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)

QuickLinks

PROPOSAL 1: ELECTION OF EIGHT DIRECTORS
2016 Director Compensation Table
PROPOSAL 2: SAY - ON - PAY
The Board of Directors recommends a vote FOR the approval, on a non - binding, advisory basis, of the following resolution
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION TABLES
2016 Grants of Plan - Based Awards Table
Outstanding Equity Awards at 2016 Fiscal Year End
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS
Appendix A